Exhibit 10.4

LEASE AGREEMENT

BETWEEN

NLCP 156 LINCOLN MA, LLC

AS LANDLORD

AND

PATRIOT CARE CORP.

AS TENANT

DATED AS OF DECEMBER 23, 2019

TABLE OF CONTENTS

ARTICLE I		5
Definitions		5
1.1.	Definitions	5
ARTICLE II		14
Premises		14
2.1.	Lease of Premises for Lease Term	14
2.2.	Acceptance of Premises	14
ARTICLE III		14
Payment of Base Rent and Additional Rent		14
3.1.	Base Rent	14
3.2.	Additional Rent	15
3.3.	Time and Manner of Payments	15
3.4.	Late Payment	15
3.5.	Net Lease	16
ARTICLE IV		16
Taxes 16
4.1.	Payment	16
4.2.	Sales Taxes	17
ARTICLE V		17
Security Deposit		17
5.1.	Security Deposit Amount	17
5.2.	Security Deposit Transfer	17
5.3.	Return of Security Deposit	17
5.4.	Increase of Security Deposit	17
ARTICLE VI		18
Use 18
6.1.	Permitted Use	18
6.2.	Uses Prohibited	18
6.3.	Landlord’s Access	18
6.4.	Security	19
ARTICLE VII		19
Hazardous Materials		19
7.1.	Tenant Operations	19
7.2.	Permits and Documents	19
7.3.	Inspection and Environmental Reports	20
7.4.	Environmental Indemnification	20
ARTICLE VIII		21
Services and Utilities		21
8.1.	Payment	21
8.2.	Interruption of Services and Utilities	21

ARTICLE IX		21
Maintenance, Repairs and Alterations		21
9.1.	Tenant’s Obligations	21

9.2.	Landlord’s Obligations	21
9.3.	Alterations	22
9.4.	Surrender	22
9.5.	Tenant Improvement Allowance	23
ARTICLE X		23
Covenant Against Liens		23
ARTICLE XI		23
Assignment and Subleasing		23
11.1.	Landlord’s Consent Required	23
11.2.	No Release of Tenant	24
11.3.	Landlord’s Election	24
11.4.	No Merger	24
11.5.	Permitted Transfers	24
11.6.	REIT Protection	25
ARTICLE XII		25
Insurance and Indemnification		25
12.1.	Tenant’s Insurance Obligations	25
12.2.	Insurance Requirements	25
12.3.	Waiver of Subrogation	25
12.4.	Indemnity	26
12.5.	Landlord’s Insurance	26
ARTICLE XIII		26
Damage and Destruction		26
13.1.	Tenant’s Obligation to Rebuild	26
13.2.	Termination	27
13.3.	Repair Procedures	28
13.4.	Application of Insurance Proceeds	28
13.5.	Abatement of Rent	29
13.6.	Waiver	29
ARTICLE XIV		29
Eminent Domain		30
14.1.	Substantial Taking	30
14.2.	Partial Taking	30
14.3.	Tenant’s Claim	30
ARTICLE XV		30
Defaults and Remedies		30
15.1.	Covenants and Conditions	30
15.2.	Events of Default	31
15.3.	Remedies	32
15.4.	Landlord’s Damages	33
15.5.	Non-Waiver of Defaults	33
ARTICLE XVI		34
Protection of Lenders		34
16.1.	Subordination	34
16.2.	Attornment	34
16.3.	Estoppel Certificates	34

ARTICLE XVII		35
Waiver of Claims		35
ARTICLE XVIII		35
Waiver of Notice		35
ARTICLE XIX		36
Notices		36
ARTICLE XX		36
Brokers		36
20.1.	No Brokers	36
ARTICLE XXI		37
Quiet Enjoyment		37
ARTICLE XXII		37
End of Term		37
22.1.	Holding Over	37
ARTICLE XXIII		37
Miscellaneous Provisions		37
23.1.	Governing Law; Venue	37
23.2.	Entire Agreement; Waivers	38
23.3.	Successors	38
23.4.	Partial Invalidity	38
23.5.	Relationship of the Parties	38
23.6.	Headings	38
23.7.	Survival of Obligations	39
23.8.	Independent Covenants	39
23.9.	Limitation of Liability	39
23.10.	Authority	39
23.11.	Compliance with Laws	39
23.12.	Waiver of Jury Trial	40
23.13.	Landlord’s Lien Waiver	40
23.14.	Counterparts	40
23.15.	Patriot Act	40
23.16.	Cannabis Law Compliance	41
23.17.	Financial Statements; Disclosures	42
23.18.	Guaranty	43
23.19.	Rights of First Offer	43
23.20.	Abandonment Termination Right	44
23.21.	Restricted Area	44
23.22.	Additional Lease Provisions	45
23.23.	Tenant’s Purchase Option
ARTICLE XXIV		45
Renewal Lease Term		45
24.1.	Renewal Option	45
24.2.	Rent Payable During the Renewal Lease Term	45
24.3.	Renewal Amendment	45

THIS LEASE IS SUBJECT TO STRICT REQUIREMENTS FOR ONGOING REGULATORY COMPLIANCE BY THE PARTIES HERETO, INCLUDING, WITHOUT LIMITATION, REQUIREMENTS THAT THE PARTIES TAKE NO ACTION IN VIOLATION OF EITHER THE ACT OR THE GUIDANCE OR INSTRUCTION OF THE REGULATOR. SECTION 23.16 OF THIS LEASE CONTAINS SPECIFIC REQUIREMENTS AND COMMITMENTS BY THE PARTIES TO MAINTAIN FULLY THEIR RESPECTIVE COMPLIANCE WITH THE ACT AND THE REGULATOR. THE PARTIES HAVE READ AND FULLY UNDERSTAND THE REQUIREMENTS OF SECTION 23.16.

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of December 23, 2019 (the “Effective Date”), by and between the Landlord, as defined in the Lease Terms Exhibit, and the Tenant, as defined in the Lease Terms Exhibit.

ARTICLE I.

Definitions

1.1.    Definitions. The terms defined in this Article I shall have the following meanings whenever used in this Lease:

1.1.1.    “Act” has the meaning given in the Lease Terms Exhibit.

1.1.2.    “Additional Rent” shall mean all monetary obligations, other than Base Rent, of Tenant to Landlord under the terms of this Lease, whether or not specified as Additional Rent herein.

1.1.3.    “ADA” shall mean the Americans with Disabilities Act of 1990, (42 U.S.C. §§ 12101 to 12213), as amended from time to time.

1.1.4.    “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

1.1.5.    “Alteration(s)” shall mean any change, alteration, addition, or improvement to the Premises.

1.1.6.    “Appurtenant Improvements” shall mean all appurtenant improvements and facilities located on or hereafter constructed on the Land for the use or enjoyment of the Building, including, if applicable, all beneficial easements, driveways, sidewalks, parking, loading and landscaped areas, truck wells and any detention and/or retention ponds benefitting the Building, including, without limitation, the On-Site Improvements and Drainage Improvements.

1.1.7.    “Arbitration” shall mean in such cases where this Lease expressly provides for the settlement of a dispute or question through arbitration, and only in such cases, each party shall promptly appoint a Qualified Appraiser as an arbitrator on its behalf and shall give notice thereof to the other party. The two (2) Qualified Appraisers shall together appoint a third Qualified Appraiser within ten (10) days after the appointment of Landlord’s and Tenant’s Qualified Appraisers, and said three (3) Qualified Appraisers shall, within the applicable time period specified in this Lease, or if no time period is specified, as promptly as possible, determine the matter which is the subject of the arbitration and the decision of the majority of them shall be a conclusive, final, non-appealable decision binding on all parties and judgment upon the award may be entered in any court having jurisdiction. The arbitration shall be conducted in the offices of the American Arbitration Association in New York, unless otherwise agreed by Landlord and Tenant, and, to the extent applicable and consistent with this Lease, shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association or any successor body of similar function. The expenses of Arbitration shall be shared equally by Landlord and Tenant but each party shall be responsible for the fees and disbursements of its own attorneys and the expenses of its own proof Landlord and Tenant shall sign all documents and do all other things necessary to submit any such matter to arbitration and further shall, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder. The arbitrators shall have no power to vary or modify any of the provisions of this Lease and their jurisdiction is limited accordingly. Either party may enforce any arbitration award in any court described in Section 23.1 of this Lease.

1.1.8.    “Base Building Condition” shall mean the actual physical condition of the Premises as of the Commencement Date.

1.1.9.    “Base Rent” has the meaning given in the Lease Terms Exhibit.

1.1.10.    “Building” shall mean the buildings and improvements (including the Building Systems) now or hereafter constructed on the Land, including, without limitation, the building depicted on Exhibit B attached hereto and made a part hereof.

1.1.11.    “Building Systems” shall mean all mechanical, plumbing, electrical, sprinkler, life safety, heating, ventilating and air conditioning systems and other systems serving the Building, provided however, Building Systems shall not include any equipment, trade fixtures or any other fixtures that may be removed from the Leased Property without material damage to the Building or that are not considered a fixture under applicable Law.

1.1.12.    “Business Day(s)” shall mean all days, excluding the following days: Saturdays, Sundays, and all days observed as legal holidays by the State and/or the Federal Government.

1.1.13.    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.1.14.    “Commencement Date” means the Effective Date.

1.1.15.    “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise and “Controlling” and “Controlled” have meanings correlative thereto.

1.1.16.    “Drainage Improvements” shall mean all drainage retention and storm water runoff systems and other requirements, as well as measures designed to protect wetlands, rare and endangered species, insects, birds, mammals, antiquities, cemeteries and historic or religious shrines located on or benefitting the Land.

1.1.17.    “Embargoed Person” shall have the meaning set forth in Section 23.15.

1.1.18.    “Environmental Laws” shall mean all Laws: (a) relating to the environment, human health, or natural resources; (b) regulating, controlling, or imposing liability or standards of conduct concerning any Hazardous Materials; (c) relating to Remedial Action; and (d) requiring notification or disclosure of releases of Hazardous Materials or of the existence of any environmental conditions on or at the Premises, as any of the foregoing may be amended, supplemented, or supplanted from time to time.

1.1.19.    “Event(s) of Default” shall have the meaning set forth in Section 15.2.

1.1.20.    “Executive Order” shall have the meaning set forth in Section 23.15.

1.1.21.    “Expiration Date” has the meaning given in the Lease Terms Exhibit.

1.1.22.    “Federal Cannabis Laws” shall mean any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

1.1.23.    “GAAP” shall mean US generally accepted accounting principles in effect from time to time.

1.1.24.    “Guarantor(s)” shall mean Columbia Care Inc., a corporation organized under the laws of British Columbia, Canada.

1.1.25.    “Guarantor Equity” means the amount of total shareholder equity, as shown in Guarantor’s financial reporting from time to time, and in the event that Guarantor is not publicly traded, the amount of total shareholder equity shown in Guarantor’s audited financial statements from time to time.

1.1.26.    “Guarantor Equity Threshold” means an amount of Guarantor Equity equal to Two Hundred Million and No/100 Dollars ($200,000,000.00).

1.1.27.    “Guarantor Material Change” means, that only after the occurrence of the following, in one or more related transactions, the Guarantor Equity is less than the Guarantor Equity Threshold: (i) the sale of all or substantially all of the assets of Guarantor; (ii) the sale of all or substantially all of Guarantor’s outstanding common stock; (iii) the transfer of ownership or beneficial control of fifty one percent (51%) or more of Guarantor’s voting stock; or (iv) the merger or other combination or consolidation of Guarantor (collectively, “Merger”) with any other Person, whether or not Guarantor is the surviving Person except to the extent that the ownership of Guarantor immediately before the Merger and after the Merger remains unchanged.

1.1.28.    “Hazardous Materials” shall mean any pollutant, contaminant, or hazardous, dangerous, or toxic chemicals, materials, or substances within the meaning of any applicable Environmental Law relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste substance or material, all as amended or hereafter amended, including, without limitation, any material or substance which is: (a) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317) or equivalent State Laws; (b) defined as a “hazardous waste” pursuant to § 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903) or equivalent State Laws; (c) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601) or equivalent State Laws; (d) petroleum; (e) asbestos or asbestos-containing materials; (f) polychlorinated biphenyls (“PCBs”) or substances or compounds containing PCBs; (g) radon; (h) medical waste; and (i) petroleum products. Notwithstanding the foregoing, cannabis, marijuana and related substances or products containing or relating to the same are explicitly excluded from this definition of Hazardous Materials.

1.1.29.    “Interest Rate” shall mean the Prime Rate plus ten percent (10%) per annum but, in no event, in excess of the maximum permissible interest rate then in effect in the State.

1.1.30.    “Land” shall mean all that certain plot, piece, or parcel of land described on Exhibit A attached hereto and made a part hereof.

1.1.31.    “Landlord” has the meaning given in the Lease Terms Exhibit.

1.1.32.    “Landlord’s Offer” shall have the meaning set forth in Section 22.19.1.

1.1.33.    “Landlord’s ROFO Notice” shall have the meaning set forth in Section 22.19.2.

1.1.34.    “Landlord’s Transferee Requirements” shall have the meaning set forth in Section 5.2.

1.1.35.    “Landlord Parties” shall mean Landlord and Landlord’s officers, agents, employees, partners, successors, and assigns.

1.1.36.    “Law(s)” shall mean all laws, statutes, and ordinances (including building codes, zoning ordinances, and regulations), rules, orders, directives, and requirements of all federal, state, county, municipal departments, bureaus, boards, agencies, offices, commissions, and other subdivisions thereof, or of any official thereof, or of any governmental, public or quasi-public authority, whether now or hereafter in force, which may be applicable to the Premises, or any part thereof, including, without limitation, the ADA, the OSH Act, and any and all Superior Instruments. Notwithstanding the foregoing, the term “Law(s)” shall explicitly exclude all Federal Cannabis Laws.

1.1.37.    “Lease” shall have the meaning set forth in the first paragraph of this document.

1.1.38.    “Lease Renewal Amendment” shall have the meaning set forth in Section 24.3.

1.1.39.    “Lease Terms Exhibit” means the lease terms exhibit attached to this Lease as Exhibit D.

1.1.40.    “License” has the meaning given in the Lease Terms Exhibit.

1.1.41.    “On-Site Improvements” shall mean all sidewalks, service drives, parking areas, driveways, streets, access-ways to public streets and highways, curbs, utilities, directional signs and related improvements and landscaping, delivery and servicing areas adjoining the Building, traffic and parking lot striping and control signs, lighting and any fencing or screening located on or benefitting the Land.

1.1.42.    “Operating Expenses” shall mean all costs and expenses of the, maintenance and operation of the Premises, but shall explicitly exclude: (a) principal, interest or any other payments or amounts due with respect to any mortgage loan or other financing of Landlord; (b) legal, accounting and other professional fees of Landlord not directly related to this Lease or Landlord’s ownership of the Premises; (c) any amount paid by Landlord to any affiliate of Landlord for any services, to the extent such amount materially exceeds the cost that would have been paid to an unaffiliated third party for such services; or (d) for costs, expenses and damages resulting from the negligence or willful misconduct by Landlord or its agents, employees or contractors.

1.1.43.    “OSH Act” shall mean the Occupational Safety and Health Act (29 U.S.C. §§ 651 to 678), as amended from time to time.

1.1.44.    “Other Lease” means any of the lease agreements entered into between any Landlord (as defined in the Purchase Agreement), and any Tenant (as defined in the Purchase Agreement) pursuant to the Purchase Agreement.

1.1.45.    “Other Property” means any real property located in the United States, whether owned by a Restricted Seller as of the Effective Date or acquired by any Restricted Seller after the Effective Date.

1.1.46.    “Partial Destruction” shall mean any partial destruction or damage to the Building which does not result in Substantial Destruction.

1.1.47.    “Patriot Act” shall have the meaning set forth in Section 23.15.

1.1.48.    “Person(s) or person(s)” shall mean any natural person or persons, a limited liability company, a limited partnership, a partnership, a corporation, and any other form of business or legal association or entity.

1.1.49.    “Personal Property” shall mean all tangible personal property now or at any time hereafter located on or at the Premises, including, without limitation, all trade fixtures, machinery, appliances, furniture, equipment, and inventory.

1.1.50.    “Permitted Transfer” shall have the meaning set forth in Section 11.5.

1.1.51.    “Permitted Transferee” shall have the meaning set forth in Section 11.5.

1.1.52.    “Permitted Use” means (i) primarily, use in connection with the operation of cannabis cultivation, sales, processing, extraction and associated general office use in compliance with the Act and the guidance and instruction of the Regulator and (ii) secondarily, any use in compliance with Law. In the event that a change in Law renders the use described in clause (i) of the previous sentence a violation of Law, upon Landlord’s receipt of written notice of the same from Tenant, the “Permitted Use” will mean any use in compliance with Law.

1.1.53.    “Premises” shall mean the Land, the Building and the Appurtenant Improvements. For the avoidance of doubt, Landlord and Tenant acknowledge and agree that any property conveyed to Landlord by Seller (as defined in the Purchase Agreement) pursuant to the Purchase Agreement is and shall be included in the Premises.

1.1.54.    “Primary Lease Term” shall mean the initial term of this Lease beginning on the Commencement Date and ending on the Expiration Date.

1.1.55.    “Prime Rate” shall mean the prime or base rate announced as such from time to time by JPMorgan Chase & Co., and if not available, a comparable rate announced by another national bank selected by Landlord. Any interest payable under this Lease with reference to the Prime Rate shall be adjusted on a daily basis, based upon the Prime Rate in effect at the time in question, and shall be calculated on the basis of a 360-day year with twelve (12) months of 30 days each.

1.1.56.    “Prohibited Person” shall have the meaning set forth in Section 23.15.

1.1.57.    “Property Management Fee” shall mean an amount equal to one percent (1.00%) of Base Rent for the calendar month of the Term for which the applicable Property Management Fee is payable.

1.1.58.    “Purchase Agreement” means the Agreement of Purchase and Sale dated as of December 11, 2019, executed by, among others, Landlord and Tenant.

1.1.59.    “Qualified Appraiser” shall mean an arbitrator that: (a) is duly licensed in the State; (b) has at least ten (10) years’ experience, on a full-time basis, leasing industrial space in the same general geographic area as that in which the Premises is located; and (c) is independent and has no then-pending or past brokerage relationship with any or all of Landlord, Tenant, and any Affiliates of either or both of Landlord and Tenant.

1.1.60.    “Real Estate Taxes” shall mean any form of real estate tax or assessment, general, special, ordinary, or extraordinary imposed upon the Premises, or any portion thereof by any authority having the direct or indirect power to tax, including any city, state, or federal government, or any school, sanitary, fire, street, drainage, or other improvement district thereof, levied against the Premises or any portion thereof The term “Real Estate Taxes” shall also include any tax, fee, levy, assessment, or charge, or any increase therein, imposed by reason of events occurring, or changes in applicable zoning, municipal, county, state, and federal Laws, ordinances, and regulations, and any covenants or restrictions of record taking effect during the Term of this Lease, including but not limited to a change in ownership of the Premises (or any portion thereof), the execution of this Lease, or any modification, amendment, or transfer thereof, and whether or not contemplated by the parties hereto. Notwithstanding the foregoing, Real Estate Taxes shall specifically exclude the following: (a) any and all taxes on Landlord’s income; (b) franchise taxes or corporate or unincorporated business taxes; (c) estate, gift, succession, or inheritance taxes; (d) any capital gains or profits taxes; (e) transfer taxes, or any similar taxes imposed on Landlord, unless those taxes are levied, assessed, or imposed in lieu of or in substitution for the whole or any part of the taxes, assessments, levies, or impositions that now constitute the defined term “Real Estate Taxes”; (f) any delinquency charges, interest, penalties and other charges imposed on the Landlord if it fails to pay the Real Estate Taxes when due; (g) any tax imposed with respect to the sale, exchange or other disposition by Landlord of the fee estate in the Leased Property; and (h) the incremental portion of any of the items in this Section 1.1.53 that would not have been levied, imposed or assessed but for any sale of the fee estate in the Premises.

1.1.61.    “Regulator” has the meaning given in the Lease Terms Exhibit.

1.1.62.    “Remedial Action” shall mean the investigation, response, clean up, remediation, prevention, mitigation, or removal of any Hazardous Materials necessary to comply with any Environmental Laws.

1.1.63.    “Renewal Notice” shall have the meaning set forth in Section 24.1.

1.1.64.    “Renewal Option” shall have the meaning set forth in Section 24.1.

1.1.65.    “Renewal Lease Term” shall have the meaning set forth in Section 24.1.

1.1.66.    “Rent” shall mean Base Rent and Additional Rent collectively.

1.1.67.    “Rent Commencement Date” means the Commencement Date.

1.1.68.    “Rent Payment Address” shall mean an address designated in writing by Landlord.

1.1.69.    “Restricted Area” has the meaning given in the Lease Terms Exhibit.

1.1.70.    “Restricted Sellers” has the meaning set forth in Section 22.19.1.

1.1.71.    “Right of First Offer Period” has the meaning set forth in Section 22.19.1.

1.1.72.    “Security Deposit” has the meaning given in the Lease Terms Exhibit.

1.1.73.    “Speculative Activity” means entering into a binding agreement for the purchase of real property that, as of the date of that binding agreement, is not occupied by or leased to a Person licensed under the Act to operate a marijuana dispensary, cultivation or processing facility on that real property.

1.1.74.    “State” shall mean the state or commonwealth in which the Land is located.

1.1.75.    “Structural Alterations” shall mean any Alterations involving the structural, mechanical, electrical, plumbing, fire/life safety, heating, ventilating, and air conditioning systems of the Premises.

1.1.76.    “Substantial Destruction” shall mean the damage or destruction of the Building by any casualty to the extent that repair of such damage or destruction cannot be completed within one hundred eighty (180) days after the date of such damage or destruction, as reasonably determined by Landlord.

1.1.77.    “Substitute Tax” has the meaning given in Section 5.1.

1.1.78.    “Superior Instruments” shall mean any reciprocal easement, covenant, restriction, restriction of easement, condominium documents, association requirements, or other agreement of record affecting the Premises as of the date of this Lease or subsequent thereto.

1.1.79.    “Tenant” has the meaning given in the Lease Terms Exhibit.

1.1.80.    “Tenant’s Equipment” shall have the meaning set forth in Section 23.13.

1.1.81.    “Tenant Improvements” shall mean those specific Alterations approved in advance by Landlord in accordance with the terms and requirements of Exhibit F.

1.1.82.    “Tenant Improvement Allowance” has the meaning given in the Lease Terms Exhibit.

1.1.83.    “Tenant’s Offer” shall have the meaning set forth in Section 23.19.2.

1.1.84.    “Tenant Parties” shall mean Tenant and Tenant’s officers, agents, employees, partners, successors, and assigns.

1.1.85.    “Tenant’s Required Insurance” shall mean the following policie(s) of insurance meeting the following requirements:

(i)    Commercial general liability insurance on an occurrence or claims-made coverage form, with coverages including but not limited to bodily injury (including death), property damage (including loss of use resulting therefrom), premises/operations, personal & advertising injury, and contractual liability with limits of liability of not less than $1,000,000 for bodily injury and property damage per occurrence, $2,000,000 general aggregate, which limits may be met by use of excess and/or umbrella liability insurance provided that such coverage is at least as broad as the primary coverages required herein.

(ii)    If Tenant owns or uses any vehicles in its business, commercial automobile liability insurance covering liability arising from the use or operation of any automobiles, including those owned, hired or otherwise operated or used by or on behalf of the Tenant. The coverage shall be on an occurrence form with combined single limits of not less than $1,000,000 per accident for bodily injury and property damage.

(iii)    Commercial property insurance with “causes of loss-special form coverage,” insuring Tenant’s Personal Property. For the avoidance of doubt, covered property shall include Tenant’s property including personal property, furniture, fixtures, machinery, equipment, stock and inventory. This property may be leased, rented, borrowed or in the care custody or control of Tenant, or Tenant’s agents, employees or subcontractors. Such insurance shall be written on an “all risk” of physical loss or damage basis including, but limited to, coverage of electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, flood, and earthquake, for the full replacement cost value of the covered items with an agreed amount endorsement with no co-insurance. In addition, Tenant’s property insurance policies shall not have a deductible in excess of Fifty Thousand and No/100 Dollars ($50,000.00).

(iv)    Business income/business interruption insurance and extra expense policy or policies with coverage that will reimburse Tenant for all direct and indirect loss of income and charges and costs incurred arising out of those perils insured against by Tenant’s policies of property insurance, including prevention of, or denial of use of or access to, all or part of the Premises or Building as a result of those perils. The business income/business interruption insurance must provide coverage for an amount that is no less than twelve (12) months of Base Rent under the Lease.

(v)    Workers’ compensation insurance as is required by statute or law, or as may be available on a voluntary basis and employers’ liability insurance with limits of not less than the following: each accident, Five Hundred Thousand Dollars ($500,000); disease, Five Hundred Thousand Dollars ($500,000); disease (each employee), Five Hundred Thousand Dollars ($500,000).

(vi)    Intentionally Omitted.

(vii)    During any construction by Tenant or its contractors at the Premises (“Tenant Work”), Tenant shall cause the insurance required in Exhibit C to be in place.

(viii)    No such policy required to be maintained by Tenant shall be cancelable or subject to reduction of coverage or other modification or cancellation except after twenty (20) days’ prior written notice to Landlord from Tenant or its insurers (except in the event of non-payment of premium, in which case ten (10) days’ written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s required policies shall contain severability of interests clauses stating that, except with respect to limits of insurance, coverage shall apply separately to each insured or additional insured. Tenant shall, at least five (5) days prior to the expiration of such policies, furnish Landlord with renewal certificates of insurance or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to)

procure such insurance on Tenant’s behalf, following Tenant’s failure to remedy such default as provided in Section 15.2 of this Agreement, and at its cost to be paid by Tenant as Additional Rent. The policies required to by maintained pursuant to (i), (ii) and (vi) above, as well as any umbrella liability policy of Tenant, shall name the Landlord Parties as additional insureds with respect to liability arising from work or operations performed by or on behalf of Tenant, Tenant’s use or occupancy of Premises, and ownership, maintenance or use of vehicles by or on behalf of Tenant.

(ix)    Landlord acknowledges that Tenant’s insurance as disclosed to Landlord in writing as of the Effective Date satisfies the requirements of this Section 1.1.85.

1.1.86.    “Tenant’s ROFO Notice” shall have the meaning set forth in Section 22.19.1.

1.1.87.    “Term” shall mean the Primary Lease Term and any Renewal Lease Term (provided Tenant is entitled to and properly exercises its Renewal Option).

1.1.88.    “Third Party” shall mean any Person that is not an Affiliate of Tenant.

1.1.89.    “Transfer” shall have the meaning set forth in Section 11.1.

ARTICLE II.

Premises

2.1.    Lease of Premises for Lease Term. Subject to the terms and conditions of this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises for the Primary Lease Term, subject to earlier termination pursuant to any of the terms, covenants, or conditions of this Lease or pursuant to Law. Landlord shall deliver the Premises to Tenant on the Commencement Date in the Base Building Condition.

2.2.    Acceptance of Premises. Tenant hereby acknowledges that except as expressly set forth in this Lease: (a) Tenant has had the opportunity to inspect the Premises and accepts the Premises in its “AS IS, WHERE IS” condition; (b) the Premises is acceptable for Tenant’s intended Permitted Use; (c) neither Landlord, nor any of Landlord’s agents, has made any oral or written representations or warranties with respect to said matters other than as set forth in this Lease; and (d) TENANT EXPRESSLY WAIVES ANY WARRANTY OF CONDITION OR OF HABITABILITY OR SUITABILITY FOR OCCUPANCY, USE, HABITATION, FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY, EXPRESS OR IMPLIED, RELATING TO THE PREMISES.

ARTICLE III.

Payment of Base Rent and Additional Rent

3.1.    Base Rent.

3.1.1.    Tenant covenants and agrees to pay Base Rent to Landlord throughout the Primary Lease Term of this Lease in equal monthly installments, in advance, commencing on the Rent Commencement Date, and thereafter on the first (1st) day of each month during the Term, without notice or demand.

3.1.2.    If Tenant is entitled to and properly exercises any Renewal Option, the Base Rent payable with respect to the Renewal Lease Term will be as set forth in Section 24.2.

3.2.    Additional Rent.

3.2.1.    Except as otherwise expressly provided in this Lease, Tenant shall be responsible for, at its sole cost and expense, all Operating Expenses. Tenant shall pay all Operating Expenses directly. If Tenant has not paid any Operating Expenses within thirty (30) days after the same are due, upon at least ten (10) days’ prior written notice to the Tenant, Landlord may pay such amount, and the amount so paid, together with interest thereon at the Interest Rate from the date of payment shall be Additional Rent hereunder and shall be payable, within thirty (30) days after Tenant receives notice from Landlord as to such obligation.

3.2.2.    Tenant shall pay to Landlord as Additional Rent, on or before the first (1st) day of each calendar month during the Term, the Property Management Fee.

3.3.    Time and Manner of Payments.

3.3.1.    Tenant shall pay to Landlord all Additional Rent that is payable to Landlord pursuant to the terms and conditions of this Lease within thirty (30) days after written demand therefor from Landlord, unless a different time period is specified in this Lease.

3.3.2.    All Rent shall be paid, without notice or demand, except as otherwise specifically provided in this Lease:

(i)    by good check drawn on an account at a bank in currency that at the time of payment is legal tender for public and private debts in the United States of America, made payable to Landlord at Landlord’s Rent Payment Address or to such other parties and at such other addresses as Landlord shall direct by notice to Tenant from time to time;

(ii)    at Landlord’s or Tenant’s option, by wire transfer of immediately available funds to an account at a bank designated by Landlord in writing; or

(iii)    by any other method reasonably requested by Landlord.

3.4.    Late Payment.

3.4.1.    If any payment of Base Rent, Additional Rent, or any other charge or expense payable under this Lease is not received by Landlord within five (5) days after its due date, such payment shall be subject to a late payment fee of two percent (2%) of the unpaid amount, or such lesser amount as may be the maximum amount permitted by Law, until such payment is received by Landlord. Notwithstanding the foregoing, Landlord shall waive the first late payment fee that would otherwise be payable under this Section in each calendar year of the Term.

3.4.2.    If any payment of Base Rent, Additional Rent, or any other charge or expense payable under this Lease is not received by Landlord within ten (10) days of the applicable due date, Tenant shall pay to Landlord, as Additional Rent, in addition to the late charge described above, interest on the overdue amount to Landlord at the Interest Rate. Such overdue payment shall bear interest from the applicable due date, without regard to any grace period, until the date such payment is received by Landlord. Such payment shall be in addition to, and not in lieu of, any other remedy Landlord may have.

3.5.    Net Lease. This Lease shall be deemed and construed to be an “absolute net lease” and, except as herein expressly provided, the Landlord shall receive all payments required to be made by Tenant, free from all charges, assessments, impositions, expenses, deductions of any and every kind or nature whatsoever.

ARTICLE IV.

Taxes

4.1.    Payment. Tenant agrees to pay all Real Estate Taxes during the Term of this Lease. Tenant shall pay the Real Estate Taxes directly to the applicable taxing authority before any penalties are imposed. Tenant shall also be responsible for and pay before penalties are imposed all municipal, county, and state taxes assessed, levied or imposed during or attributable to the Term and all extensions thereof, upon its leasehold interest in the Premises and all of Tenant’s Personal Property. Notwithstanding the foregoing, (a) Taxes during the years in which the Commencement Date and Expiration Date occur shall be prorated between Landlord and Tenant as of the Commencement Date or the Expiration Date, as the case may be, on a due date basis, (b) Real Estate Taxes shall exclude any increases in taxes resulting from the sale of the Premises or any portion thereof, and (c) any special assessments shall be treated as though paid in installments over the longest period permitted by the taxing authority, and only those installments which would be payable during any year of the Term shall be paid for by Tenant. All of such Real Estate Taxes and such taxes as shall be levied on Tenant’s Personal Property shall be paid by Tenant before they shall become delinquent. In the event that during the Term of this Lease (i) the Real Estate Taxes shall be reduced or eliminated, whether the cause thereof is a judicial determination of unconstitutionality, a change in the nature of the taxes imposed, or otherwise, and (ii) there is levied, assessed or otherwise imposed, in substitution for all or part of the tax thus reduced or eliminated, a tax (the “Substitute Tax”) which imposes a burden upon Landlord by reason of its ownership of the Premises or its demise of the Premises to Tenant, then to the extent of such burden the Substitute Tax shall be deemed a Real Estate Tax for purposes of this paragraph. If Tenant has not paid the foregoing taxes within thirty (30) days after the same are due without penalty, upon at least ten (10) days’ prior written notice to the Tenant, Landlord may pay such amount, and the amount so paid, together with interest thereon at the Interest Rate from the date of payment and all penalties actually incurred by Landlord in connection with said payment shall be Additional Rent hereunder and shall be payable, within thirty (30) days after Tenant receives notice from Landlord as to such obligation. Tenant shall have the right by appropriate proceedings and with due diligence and dispatch to contest in good faith and at Tenant’s own expense the validity or amount of any such taxes, provided that no such contesting shall encumber or impair the Landlord’s interest in the Premises or subject Landlord to liability. Upon the final determination of such contest by Tenant, Tenant shall immediately pay and satisfy the amount found to be due, together with any costs, penalties and interest. In the event that any payment by way of security is required as a condition precedent to the prosecution of any such proceedings, Tenant shall pay any such amount in the manner required.

4.2.    Sales Taxes. In addition to all Rent, Tenant shall pay the full amount of all sales, use, excise, and rental taxes levied, assessed, or payable for or on account of this Lease, or the rent payments contemplated by this Lease, or the rents and other sums of money payable under or by virtue of the Lease. Such payments shall be made directly to the taxing authority or to Landlord as Additional Rent, as provided by Law.

ARTICLE V.

Security Deposit

5.1.    Security Deposit Amount. Tenant shall deposit the Security Deposit with Landlord simultaneously with the execution of this Lease for the faithful performance and observance by Tenant of the terms, provisions, and conditions of this Lease. It is agreed that in the event that there is an uncured and continuing Event of Default by Tenant under this Lease after the expiration of any applicable notice and cure periods, Landlord may draw on such Security Deposit to the extent required for the payment of Rent or any other sum as to which Tenant is in default, or any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants, or conditions of this Lease. In the event that Landlord does draw on the Security Deposit, Tenant shall within five (5) days of receiving written notice from Landlord, replenish the Security Deposit by the amount Landlord withdrew therefrom and failure to do so within such five (5) day period shall constitute an Event of Default under this Lease.

5.2.    Security Deposit Transfer. If Landlord transfers its interest in the Premises during the Term of this Lease, Landlord may assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit, provided that the transferee assumes all of Landlord’s obligations accruing subsequent to the date of the transfer, and further provided that the transferor delivers to the transferee any funds the transferor holds in which Tenant has an interest (such as the Security Deposit) (the “Landlord’s Transferee Requirements”).

5.3.    Return of Security Deposit. If Tenant is not in default at the termination of this Lease, the balance of the Security Deposit remaining after any application of the Security Deposit shall be returned by Landlord to Tenant within thirty (30) days after expiration of the Term of this Lease.

5.4.    Increase of Security Deposit. In the event that a Guarantor Material Change occurs, Tenant will immediately deliver written notice to Landlord of the same and the amount of the Security Deposit required to be maintained under this Section will immediately double. Within ten (10) business days after the occurrence of the Guarantor Material Change, Tenant will deposit the additional amount required to maintain the full Security Deposit, which additional amount may be provided in cash or via delivery of a letter of credit from a financial institution reasonably acceptable to Landlord. For the avoidance of doubt, after the increase of the Security Deposit under the terms of this Section occurs, future Guarantor Material Changes will not trigger any further increase of the amount of the Security Deposit.

ARTICLE VI.

Use

6.1.    Permitted Use. Tenant shall use the Premises only for the Permitted Use and shall not use the Premises for any other purposes. Tenant shall not use the Premises or permit the Premises to be used in violation of any Law, or which constitutes a nuisance or waste. Tenant shall obtain and pay for all permits required for Tenant’s use of the Premises for the Permitted Use and shall promptly take and pay for all actions necessary to comply with all Laws regulating the use by Tenant of the Premises for the Permitted Use, including, without limitation, the OSH Act, the ADA, the Act and any guidance or instruction of the Regulator. Without limiting the foregoing, it shall be a breach of Tenant’s obligations under this Section if any judgment (whether final or not) is entered that has the effect (whether by restraining order, injunction, declaration, or otherwise) of establishing that the Tenant’s use of the Premises constitutes a violation of Law.

6.2.    Uses Prohibited. Tenant shall not do or permit anything to be done in or about the Premises nor bring to or keep anything in or on the Premises that is not within the Permitted Use of the Premises or which would reasonably be expected to cause a cancellation of any insurance policy or policies covering the Premises or any part thereof or any of its contents.

6.3.    Landlord’s Access.

6.3.1.    Landlord or its agents may, to the extent permitted by the Act and the guidance and instruction of the Regulator, enter the Premises only for commercially reasonable purposes and only during business hours and upon reasonable prior written notice to Tenant (a minimum of twenty-four (24) hours except in the case of emergency) and at Tenant’s option accompanied by a representative of Tenant (provided Tenant makes such representative available), to inspect the Premises or to show the Premises to potential buyers, investors, tenants (but for potential tenants only during the last twelve (12) months of the Term or at any time while a continuing and uncured Event of Default occurs after the expiration of applicable notice and cure periods contained in this Lease), or other parties (including Landlord’s mortgagee. Landlord may place customary “For Sale” or “For Lease” signs on or about the Premises only during the period that is one hundred eighty (180) days prior to the end of the Term of this Lease (unless otherwise agreed with Tenant) or if Tenant vacates the Premises prior to the expiration of the Term of this Lease.

6.3.2.    Landlord shall exercise all reasonable efforts so that any entry into the Premises is reasonably designed to minimize interference with the operation of Tenant’s business in the Premises.

6.3.3.    Notwithstanding any provision in this Lease to the contrary, Tenant may, at its own expense, provide its own locks to certain areas within the Premises (each, a “Secured Area”). Tenant need not furnish Landlord with a key to any such Secured Area, but upon the expiration or earlier termination of this Lease, Tenant shall surrender all such keys to Landlord. If Landlord must gain access to a Secured Area in a non-emergency situation, Landlord shall provide

Tenant with not less than seventy-two (72) hours’ notice and Landlord and Tenant shall arrange a mutually agreed upon time for Landlord to do so. Landlord shall comply with all reasonable security measures pertaining to the Secured Area. If Landlord determines in its reasonable discretion that an emergency in the Building or the Premises, including, without limitation, a suspected fire or flood, requires Landlord to gain access to the Secured Area, Landlord shall give Tenant prior notice of such emergency entry to the extent such prior notice may be reasonable under the circumstances, and if prior notice is not available because of an emergency, the Landlord shall provide notice to Tenant as soon as is practicable thereafter.

6.4.    Security. Notwithstanding the foregoing, Landlord is not responsible for the security of persons or property on or about the Premises and Landlord is not and will not be liable in any way whatsoever for any criminal activity or any breach of security on or about the Building or the Premises. Tenant shall be responsible for obtaining and maintaining all security with respect to the Premises, whether by the use of devices, security guard personnel, or otherwise. Tenant acknowledges and agrees that Landlord shall have no liability to Tenant or its employees, agents, contractors, or invitees for the implementation or exercise of, or for the failure to implement or exercise, any security measures with respect to the Premises.

ARTICLE VII.

Hazardous Materials

7.1.    Tenant Operations. Tenant shall not cause in, on, or under the Premises, or suffer or permit to occur in, on, or under, the Premises any generation, use, manufacturing, refining, transportation, emission, release, treatment, storage, disposal, presence, or handling of Hazardous Materials, except that limited quantities of Hazardous Materials may be used, handled, or stored on the Premises, provided such limited quantities of Hazardous Materials are incident to and reasonably necessary for the maintenance of the Premises or Tenant’s operations for its Permitted Use and is in compliance with all Environmental Laws. Should a release of any Hazardous Material occur at the Premises as a result of the acts or omissions of Tenant, or its employees, agents, suppliers, shippers, customers, contractors, or invitees, Tenant shall immediately contain, remove from the Premises and/or properly dispose of such Hazardous Materials and any material contaminated by such release, and remedy and mitigate all threats to human health or the environment relating to such release, all in accordance with Environmental Laws.

7.2.    Permits and Documents. Tenant, in a timely manner, shall, to the extent required due to Tenant’s use of the Premises or arising out of Tenant’s actions at the Premises, obtain and maintain in full force and effect all permits, licenses, and approvals, and shall make and file all notifications and registrations as required by Environmental Laws. Tenant shall at all times comply with the terms and conditions of any such permits, licenses, approvals, notifications, and registrations. Tenant shall provide copies of the following pertaining to the Premises or Tenant’s use thereof, promptly after each shall have been submitted, prepared, or received by Tenant in writing: (a) all notifications and associated materials submitted to any governmental agency relating to any Environmental Law; (b) all notifications, registrations, reports, and other documents and supporting information prepared, submitted, or maintained in connection with any Environmental Law or otherwise relating to environmental conditions; (c) all permits, licenses, and approvals, including any modifications thereof, obtained pursuant to any Environmental Law; and (d) any correspondence, notice of violation, summons, order, complaint, or other documents received by Tenant pertaining to compliance with or liability under any Environmental Law.

7.3.    Inspection and Environmental Reports. Upon not less than five (5) business days’ prior written notice from Landlord, and at Tenant’s option accompanied by a representative of Tenant, Tenant agrees to permit Landlord and its authorized representatives to enter, inspect, and assess the Premises during normal business hours, provided that, (i) Landlord’s entry, assessment or inspection shall be conducted in a manner as to comply with the Act and the guidance and instruction of the Regulator and to minimize any interference with Tenant’s business operations and Landlord shall cooperate with Tenant regarding same, and (ii) Landlord’s rights under this Section may only be exercised in good faith based on a commercially reasonable belief that an adverse environmental condition exists and the written notice delivered by Landlord must include a commercially reasonable basis for Landlord’s inspection and assessment. Such inspections and assessments shall be at the sole cost of Landlord and may include obtaining samples and performing tests of soil, surface water, ground water, or other media; provided that any investigations with respect to Hazardous Materials shall be in compliance with all Environmental Laws and regulatory requirements and shall be done in a manner so as to reduce to the maximum extent possible the interference with Tenant’s use, operation and enjoyment of the Premises. Landlord may, at Landlord’s sole cost and only upon providing commercially reasonable evidence to Tenant that Landlord has a good faith reason to believe that the improper use, handling, storage, transportation, or disposal of Hazardous Materials has been caused by the Tenant at the Premises (each an “Environmental Violation”), obtain a report from an environmental consultant of Landlord’s choice as to whether such Environmental Violation exists. If any such report indicates the existence of a significant Environmental Violation on the part of Tenant (or on behalf of Tenant), Tenant agrees to reimburse Landlord within thirty (30) days after receipt of an invoice and supporting documentation from Landlord for the cost of obtaining the environmental report, and, in addition, Landlord shall require that any Environmental Violation be corrected and/or that Tenant obtain all necessary environmental permits and approvals with respect thereto. If Tenant fails to correct any such Environmental Violation(s) and/or fails to obtain such necessary approvals or permits within thirty (30) days after written demand from Landlord, then upon prior written notice to Tenant, Landlord may cause the Premises to be remedied from the Environmental Violation at Tenant’s sole cost and expense, which Tenant agrees to pay within ten (10) days after receipt of an invoice and supporting documentation from Landlord as Additional Rent. Landlord shall provide Tenant with a copy of the results of any environmental reports or inspections of the Premises within five (5) days after Landlord’s receipt of same. Tenant shall also have the right to have its own environmental expert attend the foregoing inspection, independently test samples, and review any environmental reports or inspection results prepared by Landlord’s environmental consultant.

7.4.    Environmental Indemnification. Tenant hereby agrees to indemnify, defend, save, and keep Landlord, and Landlord’s officers, principals, shareholders, partners, employees, successors, and assigns, harmless from and against any and all liabilities, obligations, charges, losses, damages, penalties, claims, actions, and expenses, including without limitation, engineers’ and professional fees, soil tests, and chemical analysis, court costs, legal fees, and expenses through all trial, appellate, and administrative levels, imposed on, incurred by, or asserted against Landlord, in any way relating to, arising out of, or in connection with (a) any failure of the Premises or the activities of any Tenant Parties to comply with an Environmental Laws or Superior

Instruments, or (b) the use, handling, storage, transportation, or disposal of Hazardous Materials by Tenant or its agents, employees, representatives, tenants, or contractors in, on, or about the Premises. The foregoing indemnification shall survive any assignment or termination of this Lease, provided that Tenant shall have no obligation under this Section to indemnify Landlord for any failure of the Premises to comply with any Environmental Laws if such failure occurs after the termination of the Lease and is not caused by the negligence or willful misconduct of the Tenant.

ARTICLE VIII.

Services and Utilities

8.1.    Payment. Tenant agrees to pay all charges made against the Premises for gas, heat, electricity and all other utilities during the Term of this Lease as the same shall become due. Tenant shall obtain service in its own name and pay all charges directly to the applicable utility providers. Tenant, at its sole cost and expense, shall have the right to introduce into the Premises such additional utilities as Tenant might require and Tenant shall pay the cost of such additional utilities directly to the applicable utility companies.

8.2.    Interruption of Services and Utilities. Notwithstanding anything to the contrary contained herein, Landlord shall be liable for interruption or diminution of utility services to the Premises only if, by act or omission, such interruption or diminution is caused solely by Landlord, its officers, directors, shareholders, employees, agents, licensees, invitees, contractors and/or others acting on behalf of, or at the direction of Landlord.

ARTICLE IX.

Maintenance, Repairs and Alterations

9.1.    Tenant’s Obligations. Except as provided in Section 9.2 or as may be necessary solely due to the negligence or willful misconduct of Landlord, its employees, agents, licensees, invitees and contractors, Tenant shall, at Tenant’s sole cost and expense, keep the Premises and every part thereof in at least the condition and repair existing on the Commencement Date (as such condition may be altered by any Alterations), ordinary wear and tear excepted. Tenant shall be obligated to perform any repair, replacement or other maintenance of the Premises that may become necessary during the Term and shall promptly provide written notice of the same to Landlord. In addition, Tenant shall, at Tenant’s sole cost and expense, enter into a semi-annual preventative maintenance contract for the heating, ventilating and air conditioning equipment serving the Premises with a contractor approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed). All repairs made by or on behalf of Tenant shall be made and performed in accordance with all Laws.

9.2.    Landlord’s Obligations. Landlord shall, at Landlord’s sole cost and expense, maintain the following in good condition and repair (including repairs and replacements, as reasonably necessary): (i) the Building footings, foundations, floor slab, structural steel columns and girders; (ii) the Building roof (including, without limitation, the roof structure, membrane and roof covering) and exterior walls; and (iii) any underground utilities serving the Premises (collectively referred to herein as “Capital Replacements”). Tenant shall have no obligation to pay for any Capital Replacements made by Landlord in a commercially reasonable manner and to the extent reasonably necessary to be made, except as follows: Tenant shall reimburse Landlord for the amortized portion of the cost of any Capital Replacements (amortized on a straight-line basis over its useful life or the remaining Term of this Lease, whichever is longer), payable in equal monthly installments beginning on the date which is thirty (30) days after Landlord has provided a written demand, accompanied by a paid invoice and reasonable supporting documentation therefor, and thereafter on the first day of each month during the remainder of the Term of this Lease, as applicable; provided, Tenant shall in no event be liable for any portion of the amortized cost of any Capital Replacements which extends beyond the expiration of the Term. If Tenant becomes aware of any condition that is Landlord’s responsibility to repair pursuant to this Lease, Tenant shall promptly notify Landlord of the condition. All repairs and replacements made by or on behalf of Landlord shall be made and performed in accordance with all applicable Laws.

9.3.    Alterations. Tenant shall not make any Alterations without obtaining Landlord’s prior written consent, except that Tenant may make interior, non-structural Alterations without such consent upon at least fifteen (15) days’ prior notice to Landlord, provided that the cost thereof does not exceed an aggregate amount of Fifty Thousand and 00/100 Dollars ($50,000.00) annually. Any Alterations requiring Landlord’s consent shall be presented to Landlord in written form with detailed plans. In connection with any Alterations, Tenant shall, at Tenant’s sole cost and expense: (i) acquire all applicable governmental permits; (ii) furnish Landlord with copies of both the permits and the plans and specifications at least fifteen (15) days before the commencement of the work, (iii) comply with all conditions of said permits in a prompt and expeditious manner and (iv) secure full and final waivers of all liens affecting the Premises. All Alterations shall be performed in a workmanlike manner with good and sufficient materials. Upon completion of any Alterations, Tenant shall, at Tenant’s sole cost and expense, promptly upon completion, furnish Landlord with a reproducible copy of as-built drawings and specifications for any Alterations. Any Tenant Work for any Alterations shall be done at Tenant’s sole cost and expense in accordance with all Laws and in a good and workmanlike manner. Landlord shall cooperate at no out of pocket cost to Landlord in securing any necessary permits and approvals with respect to the Alterations. All Alterations which may be made on the Premises shall, at the expiration or termination of the Term, become the property of Landlord and remain upon and be surrendered with the Premises. Tenant shall reimburse Landlord for its reasonable, actual out-of-pocket costs incurred in connection with its review of plans, specifications and other materials for any Alterations made by Tenant within ten (10) days of Tenant’s receipt of an invoice for such costs from Landlord. Notwithstanding anything to the contrary in the Lease, in no event shall Landlord take possession, custody or control of any regulated property or assets of Tenant that would require Landlord to be authorized to do so under the Act, unless Landlord is actually authorized to do so or, in the alternative, so appoints a third party designee or assignee (actually authorized and so confirmed by the Regulator) to enforce such rights hereunder.

9.4.    Surrender. On the Expiration Date or on any sooner termination of this Lease, Tenant shall surrender the Premises to Landlord in at least the condition existing on the Commencement Date, (as such condition may be altered by any Alterations), ordinary wear and tear, damage by casualty and condemnation, and repairs which are the obligation of Landlord excepted. On the Expiration Date or within thirty (30) days thereafter, Landlord and Tenant (together with any professional inspector(s) retained by either party) shall conduct a walk-through inspection of the Premises and shall complete (or cause to be completed) an inspection report to establish the condition of the Premises on the Expiration Date. Unless Landlord notifies Tenant that the Premises are not in the condition required by this Section 9.4 (including a detailed description thereof) within thirty (30) days after the Expiration Date, Landlord shall be deemed to have approved the condition of the Premises. If either party elects to retain a professional inspector, any fees or costs charged by such inspector shall be paid by the party which retained such inspector.

9.5.    Tenant Improvement Allowance. See Exhibit D.

ARTICLE X.

Covenant Against Liens

Nothing contained in this Lease shall authorize or empower Tenant to do any act which shall in any way violate any Superior Instruments, or encumber Landlord’s title to the Premises, nor in any way subject Landlord’s title to any claims by way of lien or encumbrance whether claimed by operation of Law or by virtue of any expressed or implied contract of Tenant, and any claim to a lien upon the Premises arising from any act or omission of Tenant shall attach only against Tenant’s interest and shall in all respects be subordinate to Landlord’s title to the Premises. If Tenant has not removed or bonded over any such lien or encumbrance within ten (10) days after written notice to Tenant by Landlord, Landlord may, but shall not be obligated to, pay the amount necessary to remove such lien or encumbrance, without being responsible for making any investigation as to the validity or accuracy thereof, and the amount so paid, together with all costs and expenses (including attorneys’ fees) incurred by Landlord in connection therewith, shall be deemed Additional Rent reserved under this Lease and due and payable within thirty (30) days after Tenant’s receipt of notice of such payment by Landlord and supporting documentation. Notwithstanding the foregoing, Tenant will take commercially reasonable steps to prevent any mechanic’s lien from attaching to Landlord’s title to the Premises, but in the event that despite Tenant’s commercially reasonable steps to prevent it, a mechanic’s lien does so attach, Tenant shall remove or bond over the mechanic’s lien within thirty (30) days of receiving notice of such lien. In the event that Tenant fails to remove or bond over the mechanic’s lien within the thirty (30) days, Landlord shall have the right to use the Security Deposit to bond over the mechanic’s lien and to pay for any reasonable costs and attorney’s fees incurred by Landlord in connection therewith. Landlord shall refund the bond amount to Tenant promptly after Tenant’s delivery to Landlord of the mechanic’s lien release.

ARTICLE XI.

Assignment and Subleasing

11.1.     Landlord’s Consent Required. Other than a Permitted Transfer, Tenant shall not, directly or indirectly, voluntarily or by operation of Law, sell, assign, encumber, mortgage, pledge, or otherwise transfer or hypothecate all of any part of the Premises, or Tenant’s leasehold estate hereunder, or sublet all or any portion of the Premises or permit the Premises to be occupied by anyone other than Tenant (each such act herein referred to as a “Transfer”), without Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned, or delayed. Any attempted Transfer without Landlord’s prior written consent shall be void and shall constitute a non-curable breach of this Lease. If Tenant is a partnership or a limited liability company, any cumulative transfer of at least fifty-one percent (51%) of the partnership or limited liability company membership interests, as applicable, shall constitute a Transfer and shall require Landlord’s consent except as otherwise provided in this Lease. Without limiting the foregoing, it shall constitute a Transfer and shall require Landlord’s consent if: (a) Tenant is a limited partnership, there is a transfer of a general partner interest; or (b) if Tenant is a limited liability company, there is a transfer of any managing membership interest. If Tenant is a corporation, any change in a controlling interest of the voting stock of the corporation shall constitute a Transfer and shall require Landlord’s prior consent. Notwithstanding the foregoing or anything to the contrary in this Lease, any Transfer of any interest in Guarantor or in any Person owning a direct or indirect interest in Guarantor shall not constitute a Transfer under this Section 11.1 or any other provision of this Lease and shall be freely permitted without any notice to Landlord or any other requirement, provided however, in the event a Guarantor Material Change occurs, Tenant shall comply with Section 5.4 of this Agreement.

11.2.    No Release of Tenant. No Transfer permitted under this Lease, whether with or without Landlord’s consent, shall release Tenant or change Tenant’s primary liability to pay the Rent and to perform all other obligations of Tenant under this Lease. Landlord’s acceptance of Rent from any other person is not a waiver of any provision of this Lease. Consent by Landlord to one Transfer is not consent to any subsequent Transfer. If Tenant’s transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent Transfers of this Lease by Tenant’s transferee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant’s liability under this Lease. If Tenant transfers Tenant’s interest hereunder, then Landlord shall receive, as Additional Rent, the excess, if any, between the rent (or other consideration) paid in connection with such Transfer and the Rent payable by Tenant hereunder.

11.3.    Landlord’s Election. Tenant’s request for consent to any Transfer shall be accompanied by a written statement setting forth the details of the proposed Transfer, including the name, business, and financial condition of the prospective transferee, financial details of the proposed Transfer (such as the term of the sublease and the amount of rent and security deposit payable under any assignment or sublease), and any other information Landlord deems relevant. Landlord shall have the right: (a) to withhold consent; or (b) to grant consent, in Landlord’s reasonable discretion, and provided that such consent is not unreasonably withheld or delayed. .

11.4.    No Merger. No merger shall result from Tenant’s sublease of the Premises, Tenant’s surrender of this Lease or the termination of this Lease in any other manner.

11.5.    Permitted Transfers. Notwithstanding the foregoing, except if necessary to comply with Section 11.6 below, as long as Guarantor continues to own, directly, or indirectly, one hundred percent (100%) of the ownership interests of any new Tenant pursuant to this Section, Landlord’s consent shall not be required for the assignment of Tenant’s interest of this Lease or sublease of the Premises: (i) to any Affiliate of Tenant; (ii) in connection with the merger or consolidation of Tenant with another entity; (iii) in connection with the sale or transfer of all or substantially all of the stock or membership interest of Tenant or all or substantially all of Tenant’s assets to a single entity in a single transaction; or (iv) to a leasehold mortgagee or its designee (each, a “Permitted Transfer”).

11.6.    REIT Protection. Notwithstanding anything in this Lease to the contrary (but subject to the final sentence of this Section 11.6), (a) no assignment or subletting shall be consummated on any basis such that the rental or other amounts to be paid by the transferee or sublessee thereunder would be based, in whole or in part, on the income or profits derived by any Person from the Building; and (b) Tenant shall not consummate an assignment or subletting with (i) in case Tenant informs Landlord in writing the name of the proposed transferee or sublessee of such assignment or subletting, a Person that Landlord notifies Tenant (within five (5) days after Tenant providing such information) that Landlord directly or indirectly owns such Person (by applying the constructive ownership rules set forth in Section 856(d)(5) of the Code, (x) in the case of any person which is a corporation, stock of such person possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such person, or (y) in the case of any person which is not a corporation, an interest of 10% or more in the assets or net profits of such person) or (ii) in case Tenant fails to inform Landlord of such assignment or subletting, any Person in which Landlord directly or indirectly owns (by applying the same ownership rules described in clause (i) of this Section). Notwithstanding the foregoing, in the event of any modification or amendment of Section 856(d) of the Code after the Effective Date, Tenant agrees to provide Landlord with such additional information as Landlord may commercially reasonably request in order for Landlord to confirm that any assignment or sublease of this Lease would not reasonably be expected to cause any portion of the amounts received by Landlord pursuant to this Lease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code.

ARTICLE XII.

Insurance and Indemnification

12.1.    Tenant’s Insurance Obligations. Tenant shall, during the Term, maintain Tenant’s Required Insurance. Tenant shall include Landlord as an additional insured on the policies of Tenant’s Required Insurance. Tenant shall be financially responsible for payment of its premiums, deductibles, retentions, self-insurance, coinsurance, uninsured amounts or any amount in excess of policy limits.

12.2.    Insurance Requirements. All policies of Tenant’s Required Insurance shall be written by an insurer or insurers that have an A.M. Best & Company rating of “A-”, Class “VII”, or better and who are authorized to write such business in the State. Upon request, the Tenant shall deliver to Landlord certificates of insurance evidencing the insurance coverage required to be maintained by Tenant under this Lease.

12.3.    Waiver of Subrogation. Tenant and Landlord each hereby release and relieve the other and waive their entire right of recovery against the other for loss or damage arising out of or incident to the perils insured against under this Article XII, which perils occur in, on, or about the Premises, whether due to the negligence of Landlord, Landlord Parties, or Tenant, or any of their agents, employees, contractors, or invitees. Tenant and Landlord shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

12.4.    Indemnity. Except for the negligence and intentional misconduct of any Landlord Parties and the specific obligations of Landlord under this Lease, Tenant shall indemnify and hold harmless all Landlord Parties from and against any and all claims arising from Tenant’s use of the Premises, or from the conduct of Tenant’s business or from any activity, work, or things done, permitted, or suffered by Tenant in, on, or about the Premises or elsewhere, and shall further indemnify and hold harmless all Landlord Parties from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any negligence of Tenant, or any of Tenant’s agents, contractors, or employees, and from and against all costs, attorney’s fees, expenses, and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon; and in case any action or proceeding shall be brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel satisfactory to Landlord. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damages to property or injury to persons, in, on, or about the Premises arising from any cause, and Tenant hereby waives all claims in respect thereof against any Landlord Parties.

12.5.    Landlord’s Insurance. Landlord will maintain the following policies of insurance (all costs of which shall be payable by Tenant as Additional Rent):

12.5.1.    Fire and extended coverage to the extent of the full replacement cost of the Premises, including, at Landlord’s option, earthquake and flood coverage and other endorsements which Landlord may elect to maintain, together with a builder’s risk insurance policy during the performance of any Tenant Work or other period of construction at the Premises, in such amounts and with such deductibles and other provisions as Landlord may determine in its sole discretion;

12.5.2.    Twenty-four (24) months of rental loss insurance to the extent of 100% of Rent;

12.5.3.    Comprehensive general liability insurance with a single limit of not less than $1,000,000 for bodily injury or death and property damage with respect to the Premises, a general aggregate not less than $1,000,000 for bodily injury or death and property damage with respect to the Premises, and not less than $2,000,000 of excess umbrella liability insurance; and

12.5.4.    Environmental liability or environmental clean-up/remediation insurance in such amounts and with such deductibles and other provisions as Landlord may determine in its sole discretion.

ARTICLE XIII.

Damage and Destruction

13.1.     Tenant’s Obligation to Rebuild. If the Premises are damaged or destroyed, Tenant shall immediately provide notice thereof to Landlord, and shall promptly thereafter deliver to Landlord Tenant’s good faith estimate of the time it will take to repair and rebuild the Premises (“Tenant’s Estimate”). Within fifteen (15) days of Landlord’s receipt of Tenant’s Estimate, Landlord shall deliver written notice to Tenant of (a) Landlord’s approval of Tenant’s Estimate or (b) Landlord’s good faith objections to Tenant’s Estimate, a description of the grounds for such objections and Landlord’s alternative good faith estimate of the time to repair and rebuild the

Premises (“Landlord’s Estimate”). If Landlord fails to deliver written notice to Tenant during such fifteen (15) days period, Landlord shall be deemed to have approved Tenant’s Estimate. The “Estimated Repair Time” shall mean either (x) Tenant’s Estimate approved (or deemed approved) by Landlord pursuant to this Section or (y) Landlord’s Estimate, as determined by Arbitration, if Landlord delivers written notice to Tenant of the same pursuant to this Section. Subject to the other provisions of this Article XIII, Tenant shall promptly and diligently repair and rebuild the Premises in accordance with this Article XIII unless Landlord or Tenant terminates this Lease in accordance with Section 13.2.

13.2.    Termination.

13.2.1. Landlord’s Right to Terminate. Landlord shall have the right to terminate this Lease if any of the following occurs (each, a “Termination Condition”): (i) insurance proceeds, together with additional amounts Tenant agrees to contribute under this Article XIII, are not confirmed to be available to Tenant, within ninety (90) days following the date of damage, sufficient to pay one hundred percent (100%) of the cost to fully repair the damaged Premises, provided that if Tenant delivers written notice to Landlord that it disputes Landlord’s determination within ten (10) days after Landlord’s Termination Notice for this Termination Condition, this Lease will not be terminated unless and until the matter of the sufficiency of insurance proceeds and Tenant’s committed contribution for the necessary repair has been determined by Arbitration, and Tenant has failed to contribute the required amount within ten (10) days after the determination in such Arbitration; (ii) based upon the Estimated Repair Time, the Premises cannot, with reasonable diligence, be fully repaired by Tenant within twenty-four (24) months after the date of the damage or destruction; (iii) the Premises cannot be safely repaired because of the presence of hazardous factors, including, but not limited to, earthquake faults, chemical waste and other similar dangers; (iv) Substantial Destruction occurs during the last twenty-four (24) months of the Term; (v) an uncured Event of Default exists at the time Substantial Destruction or Partial Destruction occurs which is not cured within the cure period set forth in Article 15; or (vi) Tenant elects to terminate this Lease pursuant to Section 13.2.2.

13.2.2. Tenant’s Right to Terminate. Tenant shall have the right to terminate this Lease if any of the following occurs: (i) if the damage or destruction occurs on or after the first (1st) day of the sixth (6th) year of the Term and, based upon the Estimated Repair Time, the Premises cannot, with reasonable diligence, be fully repaired by Tenant within twenty-four (24) months after the date of the damage or destruction; (ii) the Premises cannot be safely repaired because of the presence of hazardous factors, including, but not limited to, earthquake faults, chemical waste and other similar dangers; (iii) Substantial Destruction occurs during the last twenty-four (24) months of the Term; or (iv) insurance proceeds, together with additional amounts Landlord and Tenant agree to contribute under this Article XIII, are not confirmed to be available to Tenant, within ninety (90) days following the date of damage, sufficient to pay one hundred percent (100%) of the cost to fully repair the damaged Premises, provided that if Landlord delivers written notice to Tenant that it disputes Tenant’s determination within ten (10) days after Tenant’s Termination Notice for this Termination Condition, this Lease will not be terminated unless and until the matter of the sufficiency of insurance proceeds and the committed contribution for the necessary repair has been determined by Arbitration and Tenant and Landlord will make their respective required contributions within ten (10) days after the determination in such Arbitration.

13.2.3. Exercise of Termination Right. If a party elects to terminate this Lease and has the right to so terminate, such party will give the other party written notice of its election to terminate (“Termination Notice”) within thirty (30) days after the occurrence of the applicable Termination Condition, and this Lease will terminate fifteen (15) days after the receiving party’s receipt of such Termination Notice just as if such date were the expiration of the Term. If this Lease is terminated pursuant to Section 13.2, Landlord shall, subject to the rights of its lender(s), be entitled to receive and retain all the insurance proceeds resulting from such damage, including rental loss insurance, except for those proceeds payable under policies obtained by Tenant which specifically insure Tenant’s Personal Property.

13.3.    Repair Procedures. If neither party elects to terminate this Lease pursuant to the provisions of Section 13.2, then Tenant shall (a) submit its plans to repair such damage and reconstruct the Premises to Landlord for review and approval, which approval shall not be unreasonably withheld; (b) diligently and promptly, repair and rebuild the Premises to substantially the same condition that existed immediately prior to such damage or destruction, and in a manner that is consistent with the plans and specifications approved by Landlord; (c) obtain all permits and governmental approvals necessary to repair or reconstruct the Premises, included as required under the Act and the guidance and instruction of the Regulator; (d) cause all work to be performed only by qualified contractors that are reasonably approved by Landlord; (e) allow Landlord and its consultants and agents to enter the Premises at all reasonable times to inspect the Premises and Tenant’s ongoing work and cooperate reasonably in good faith with their effort to ensure that the work is proceeding in a manner that is consistent with this Lease; (f) comply with all Laws and permits in connection with the performance of such work; (g) timely pay all of its consultants, suppliers, and other contractors in connection with the performance of such work; (h) notify Landlord if Tenant receives any notice of any default or any violation of any Law or any permit or similar notice in connection with such work; (i) deliver as-built plans for the Premises within thirty (30) days after the completion of such repair and restoration; (j) maintain or cause to be maintained the insurance described on Exhibit C of this Lease and (k) comply with such other conditions as Landlord may reasonably require. To the extent Tenant actually receives any insurance proceeds as the result of the casualty loss of any of Tenant’s personal property and alterations for which Tenant Improvement Allowance was disbursed, Tenant shall replace or fully repair all of such Tenant’s personal property and any alterations installed by Tenant existing at the time of such damage or destruction using such insurance proceeds. To the full extent permitted by law, Tenant shall indemnify, protect, defend and hold Landlord (and its employees and agents) harmless from and against any and all claims, costs, expenses, suits, judgments, actions, investigations, proceedings and liabilities arising out of or in connection with Tenant’s obligations under this Article XIII, including, without limitation, any acts, omissions or negligence in the making or performance of any such repairs or replacements.

13.4.    Application of Insurance Proceeds.Landlord shall cause the insurance proceeds on account of such damage or destruction (the “Insurance Proceeds”) to be held by an escrow agent reasonably acceptable to Landlord and Tenant under an escrow agreement reasonably acceptable to Landlord and Tenant and disbursed as follows:

13.4.1. Requirements. The escrow agent shall disburse from the available Insurance Proceeds from time to time in an amount not exceeding the cost of the work completed since the date covered by the last disbursement, upon receipt of (a) satisfactory evidence of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (b) reasonable assurance against mechanics’ or materialmen’s liens, accrued or incurred, as Landlord or its lenders may reasonably require, (c) contractors’ and subcontractors’ sworn statements, (d) a satisfactory bring-to-date of title insurance, (e) such other documents and instruments as Landlord or its lenders may reasonably require and (f) other reasonable evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics’ lien claims.

13.4.2. Requests for Disbursements. Requests for disbursement shall be accompanied by a certificate of Tenant or Tenant’s architect describing in detail the work for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work; the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work has been completed and complies with the applicable requirements of this Lease. Landlord may retain 10% of each requisition until the restoration is fully completed. In addition, Landlord may withhold from amounts otherwise to be paid to Tenant, any amount that is necessary in Landlord’s reasonable judgment to protect Landlord from any potential loss due to work that is improperly performed or claims by Tenant’s contractors and consultants. Landlord shall reasonably cooperate with Tenant in order to cause the escrow agent to disburse the insurance proceeds in accordance with this Article XIII.

13.4.3. Costs in Excess of Insurance Proceeds. In addition, prior to commencement of restoration and at any time during restoration, if the estimated cost of restoration, as determined by the evaluation of an independent engineer reasonably acceptable to Landlord and Tenant, exceeds the amount of the Insurance Proceeds, Tenant will provide evidence satisfactory to Landlord that the amount of such excess will be available to restore the Premises. Any Insurance Proceeds remaining upon completion of restoration shall be refunded to Tenant up to the amount of Tenant’s payments pursuant to the immediately preceding sentence. If no such refund is required, any sum of Insurance Proceeds remaining upon completion of restoration shall be paid to Landlord. In the event Landlord and Tenant cannot agree on an independent engineer, an independent engineer designated by Tenant and an independent engineer designated by Landlord shall within five (5) business days select an independent engineer licensed to practice in the state in which the Premises is located who shall resolve such dispute within ten (10) business days after being retained by Landlord. All fees, costs and expenses of such third engineer so selected shall be shared equally by Landlord and Tenant.

13.5.    Abatement of Rent. In the event of repair, reconstruction and restoration as provided in this Article XIII, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the square footage of the Premises rendered unfit for the Permitted Use during the repair, reconstruction and restoration. Tenant shall not otherwise be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant’s personal property or any inconvenience occasioned by such damage, repair or restoration.

13.6.    Waiver.Landlord and Tenant each waive the provisions of all applicable existing or future Laws permitting the termination of a lease agreement in the event of damage or destruction under any circumstances other than as provided in Section 13.2.

Eminent Domain

14.1.    Substantial Taking. If all or a substantial part of the Premises are taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and the taking would prevent or materially interfere with Tenant’s Permitted Use of the Premises, then either Landlord or Tenant may terminate this Lease upon notice to the other party within ninety (90) days of the taking, and the Rent shall be abated during the unexpired portion of the Term effective on the date physical possession is taken by the condemning authority. If either party to this Lease reasonably determines that the amount of any award it would receive for such taking, together with additional amounts either party agrees to contribute, would be insufficient to fund the performance of the restoration obligations pursuant to Section 14.2, either party may terminate this Lease upon notice to the other party within ninety (90) days of the taking and Rent shall be abated during the unexpired portion of the Term effective on the date physical possession is taken by the condemning authority, provided that if either party delivers written notice to the other party that it disputes the determination within ten (10) days after any notice of termination, this Lease will not be terminated unless and until the matter of the sufficiency of award proceeds and the committed contribution for the necessary restoration has been determined by Arbitration and Tenant and Landlord will make their respective required contributions within ten (10) days after the determination in such Arbitration.

14.2.    Partial Taking. In the event a portion of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and this Lease is not terminated as provided in Section 14.1, all of the terms of this Lease shall continue in full operative force and effect, except that the Base Rent during the unexpired portion of the Term shall be reduced in proportion to the value of the Premises taken, and Tenant shall, at Tenant’s sole cost and expense, restore and reconstruct the Building and other improvements at the Premises to the extent necessary to restore the same for the use of the Premises for the Permitted Use. Landlord shall hold any condemnation proceeds it actually receives in connection with such taking of any portion of the Premises (the “Award”) and disburse the Award pursuant to the terms of Section 13.4, substituting “Award” for “Insurance Proceeds”.

14.3.    Tenant’s Claim. In the event of any total, substantial or partial takings described in Sections 14.1 and 14.2, Tenant shall have the right to make a separate claim with the condemning authority for, and to receive therefor (and shall be entitled to any portion of Landlord’s award relating to), (a) any moving expenses incurred by Tenant as a result of such condemnation; (b) any costs incurred or paid by Tenant in connection with any Alterations made and paid for by Tenant to the Premises, (c) the value of any of Tenant’s Personal Property taken; (d) Tenant’s loss of business income; and (e) any other separate claim which Tenant may hereafter be permitted to make under any Law.

ARTICLE XV.

Defaults and Remedies

15.1.    Covenants and Conditions. Time is of the essence in the performance of all covenants and conditions.

15.2.    Events of Default. Tenant shall be in material default under this Lease if any one or more of the following events (herein sometimes referred to individually as an “Event of Default” and collectively as “Events of Default”) shall occur and shall not be timely remedied as herein provided:

15.2.1. If Tenant fails to make any payment of Rent due under this Lease or any part thereof when and as the same shall become due and payable; provided that Landlord shall have first given Tenant five (5) Business Days’ prior written notice and opportunity to cure the same, with no cure having been made within such five (5) Business Day period. Notwithstanding the foregoing, after receiving two (2) such written notices within a twelve (12) month period, Tenant’s third (3rd) failure or any failure thereafter to pay Rent within the same twelve (12) month period will not be entitled to receive any notice thereof before an Event of Default exists hereunder.

15.2.2. If Tenant fails to make any payment of any other sum or charge payable under this Lease (other than Rent) when and as the same shall become due and payable and such default continues for a period of ten (10) days after receipt by Tenant of written notice from Landlord specifying the default.

15.2.3. If Tenant fails to observe or perform of any of the other covenants, agreements, or conditions of this Lease on the part of Tenant to be kept and performed and such default continues for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that with respect to any default (other than a default which can be cured by the payment of money) that cannot be reasonably cured within said thirty (30) day period, Tenant shall have an additional reasonable period of time to cure such default, provided that Tenant commences to cure within said thirty (30) days, Tenant is using commercially reasonable efforts to cure the default and Tenant actually cures the default within one hundred twenty (120) days after Landlord’s notice.

15.2.4. If Tenant files a petition in bankruptcy or is adjudicated as bankrupt, or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for itself under any present or future Law, or makes an assignment for the benefit of creditors, or if any trustee, receiver, or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed in any action, suit, or proceeding by or against Tenant and such proceeding or action shall not have been dismissed within ninety (90) days after such filing or appointment.

15.2.5. If Tenant vacates, abandons, or otherwise ceases business operations at the Premises, and such vacation, abandonment or cessation of business operations continues for six (6) months. Notwithstanding the foregoing, Tenant shall not be deemed to have abandoned, vacated or otherwise ceased business operation at the Premises when and to the extent that the Premises are untenantable by reason of damage by fire, other casualty, or condemnation and to the extent Tenant cannot reasonably operate at the Premises due to its performance of any Tenant Work or construction of other Alterations at the Premises or the construction of other Alterations.

15.2.6. If any judgment (whether final or not) is entered that has the effect (whether by restraining order, injunction, declaration, or otherwise) of establishing that the Tenant’s use of the Premises constitutes a violation of Law.

15.2.7. If at any time an Event of Default under the terms of Section 15.2.1 exists under the terms of two (2) or more of the Other Leases (or if an Event of Default under the terms of Section 15.2.1 exists under this Lease and an Event of Default under the terms of Section 15.2.1 exists under any one (1) Other Lease).

15.3.    Remedies. In the event of any Event of Default set forth in Section 15.2 hereof, Landlord may, at its option, exercise any and all of the remedies listed below. No such remedy herein or otherwise conferred upon or reserved to Landlord shall be considered exclusive of any other remedy, but the same shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law or in equity, and every power and remedy given by the Lease to Landlord may be exercised from time to time and as often as the occasion may rise or may be deemed expedient.

15.3.1. Landlord may, without terminating this Lease, enter upon the Premises, without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease, in which event Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in complying with Tenant’s obligation under this Lease, and Landlord shall not be liable for any damages resulting to Tenant from such action, unless caused by the gross negligence of Landlord.

15.3.2. Landlord may, if it elects to do so, bring suit for the collection of rents and/or any damages resulting from Tenant’s default without entering into possession of the Premises or voiding this Lease.

15.3.3. Landlord may terminate this Lease after thirty (30) days’ written notice to Tenant and this Lease shall terminate on the date specified in such notice. Tenant shall quit and surrender the Premises by said date, failing which, Landlord may enter upon the Premises immediately or at any subsequent time without additional notice or demand (which additional notice or demand is hereby expressly waived by Tenant) without being liable for prosecution of any claim for damages therefor, and expel Tenant and those claiming under Tenant and remove their effects without being guilty of any manner of trespass. Tenant agrees that if Landlord shall cause Tenant’s goods or effects to be removed from the Premises pursuant to the terms hereof or of any court order, Landlord’s act of so removing such goods or effects shall be deemed to be the act of and for the account of Tenant.

15.3.4. In the event of such termination: (i) Landlord may accelerate and declare the entire remaining unpaid Rent and any and all other monies payable under this Lease for the balance of the Term hereof to be immediately due and payable; or (ii) Landlord may collect from Tenant, as liquidated damages: (A) all past due Rent and other amounts due Landlord up to the date of expiration or termination; plus (B) the difference between Rent provided for herein and the proceeds from any re-letting of the Premises, payable in monthly installments over the period that would otherwise have constituted the remaining term of this Lease; plus (C) all expenses in connection with such re-letting including, without limitation, all costs, fees, and expenses of repossession, brokers, advertising, attorneys, courts, repairing, cleaning, repainting, and remodeling of the Premises for re-letting.

15.3.5. Without waiving its rights to terminate at any time as provided above, Landlord may retake possession of the Premises in the same manner as provided in Section 15.3.1. It is agreed that any such retaking or the commencement and prosecution of any action by Landlord in forcible entry and detainer, ejectment, or otherwise, or any execution of any judgment or decree obtained in any action to recover possession of the Premises shall not be construed as an election to terminate this Lease unless Landlord expressly exercises its option hereinbefore provided to declare the Term hereof ended, whether or not such entry or reentry be, had or taken under summary proceedings or otherwise, and shall not be deemed to have absolved or discharged Tenant from any of its obligations and liabilities for the remainder of the current Term of the Lease; rather, this Lease shall continue in effect for the remainder of the then current Term, and Tenant shall remain liable and obligated under all of the covenants and conditions hereof during the said period and shall pay as and when due the Rent and other amounts payable hereunder as if Tenant had not defaulted. Landlord may re-lease the Premises for the account of Tenant, crediting the rent received on such re-leasing first to the costs of such re-leasing and then to any other amounts owing by Tenant hereunder. Tenant hereby constitutes and appoints Landlord as its attorney-in-fact to take any and all actions necessary or incidental to such re-leasing and this power shall be irrevocable during the Term of this Lease. Such continuance of this Lease shall not constitute any waiver or consent by Landlord of or to said default or any subsequent default.

15.3.6. In the event of an Event of Default under the terms set forth in Sections 15.2.1, 15.2.4 and 15.2.7 of this Lease, Landlord may apply the Security Deposit from this Lease or any Other Lease to any amount Landlord may be entitled to as a result of such Event of Default.

15.4.    Landlord’s Damages. In addition to the foregoing remedies and regardless of which remedies Landlord pursues, Tenant covenants that it will indemnify Landlord from and against any loss and damage directly or indirectly sustained by reason of any termination resulting from any Event of Default as provided above or the enforcement or declaration of any rights and remedies of Landlord or obligations of Tenant, whether arising under this Lease or granted, permitted, or imposed by Law or otherwise. Landlord’s damages hereunder shall include, but shall not be limited to, any loss of Rent prior to or after re-leasing the Premises, broker’s or salesperson’s commissions, advertising costs, costs of repairing and remodeling the Premises for re-leasing, moving, and storage charges incurred by Landlord in moving Tenant’s property and effects, and legal costs and reasonable attorneys’ fees incurred by Landlord in any proceedings resulting from Tenant’s default, collecting any damages hereunder, obtaining possession of the Premises by summary process or otherwise or re-leasing the Premises, or the enforcement or declaration of any of the rights or remedies of Landlord or obligations of Tenant, whether arising under this Lease or granted, permitted, or imposed by Law or otherwise. In the event that any court or governmental authority shall limit any amount which Landlord may be entitled to recover under this paragraph, Landlord shall be entitled to recover the maximum amount permitted under Law. Nothing in this paragraph shall be deemed to limit Landlord’s recovery from Tenant of the maximum amount permitted under Law or of any other sums or damages which Landlord may be entitled to so recover in addition to the damages set forth herein. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to mitigate Landlord’s damages under this Lease.

15.5.    Non-Waiver of Defaults. No delay or omission of Landlord to execute any right or power arising from any default shall impair any such right or power or shall be construed to be a waiver of any such default or any acquiescence therein. No waiver of any breach of any of the covenants of this Lease shall be construed, taken, or held to be a waiver of any other breach, waiver, or acquiescence in, or consent to, any further or succeeding breach of the same covenant. Receipt by Landlord of less than the full amount due from Tenant shall not be construed to be other than a payment on account of the amounts then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s payment be deemed an accord and satisfaction, and Landlord may accept such payment as a partial payment only. The rights herein given to receive, collect, sue, or distrain for any rent or rents, monies, or payments, or to enforce the terms, provisions, and conditions of this Lease, or to prevent the breach or nonobservance thereof, or the exercise of any such right (or of any other right or remedy hereunder), or otherwise granted or arising, shall not in any way affect or impair or take away the right or power of Landlord to declare the Term hereby granted ended and to terminate this Lease as herein provided because of any default in or breach of any of the covenants, provisions, or conditions of this Lease.

ARTICLE XVI.

Protection of Lenders

16.1.    Subordination. In accordance with the terms of any SNDA (defined below) entered into by Tenant, Tenant agrees that this Lease and Tenant’s rights hereunder are and shall be subordinate and inferior to any ground lease, deed of trust, or mortgage encumbering all or any portion of the Premises, any advances made on the security thereof and any renewals, modifications, consolidations, replacements, or extensions thereof, whenever made or recorded. Landlord, each Landlord mortgagee and Tenant shall be required to sign a commercially reasonable form of subordination, non-disturbance and attornment agreement (an “SNDA”) with respect to the subordination of this Lease described in the immediately preceding sentence and delivery and execution of such SNDA shall be a condition precedent to Tenant’s subordination as described in the preceding provision of this Section. If any ground lessor, beneficiary, or mortgagee elects to have this Lease rank prior to the lien of its ground lease, deed of trust, or mortgage, and gives written notice thereof to Tenant, this Lease shall be deemed prior to such ground lease or mortgage whether this Lease is dated prior or subsequent to the date of said ground lease, or mortgage or the date of recording thereof. The provisions of this Section 16.1 shall be self-operative and no further instrument shall be required to cause the provisions of this Section 16.1 to be effective.

16.2.    Attornment. If Landlord’s interest in the Premises is acquired by any ground lessor, beneficiary under a deed of trust, mortgage, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord’s interest in the Premises and shall recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of Law which gives or purports to give Tenant any right to terminate the Lease or surrender possession of the Premises upon the transfer of Landlord’s interest.

16.3.    Estoppel Certificates. Upon the request of either party hereto (such party, the “Requesting Party”), the party receiving such request (the “Non-Requesting Party”) shall execute, acknowledge, and deliver to the Requesting Party a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been cancelled or terminated; (iii) the last date of payment of Base Rent, Additional Rent, and any other charges and the time period covered by such payment; (iv) that the Requesting Party is not in default under this Lease (or, if the Requesting Party is claimed to be in default, stating why); and (v) such other matters as may be reasonably required by the Requesting Party or the holder of a mortgage or lien to which the Premises is or becomes subject. The Non-Requesting Party shall deliver such statement to the Requesting Party within ten (10) days after the Requesting Party’s request or the Non-Requesting Party shall be in default under this Lease. Any such statement by the Non-Requesting Party may be given by the Requesting Party to any prospective purchaser or encumbrancer of the Premises. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct. Unless the Requesting Party has received a written statement to the contrary within such ten (10) day period, Requesting Party, and any prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (A) that the terms and provisions of this Lease have not been changed except as otherwise represented by Requesting Party; (B) that this Lease has not been cancelled or terminated except as otherwise represented by Requesting Party; (C) unless provided otherwise, that not more than one month’s Base Rent, Additional Rent, or other charges have been paid in advance; and (D) that Requesting Party is not in default under the Lease. In such event, Tenant shall be estopped from denying the truth of such facts.

ARTICLE XVII.

Waiver of Claims

Tenant agrees that, to the extent not expressly prohibited by Law, Landlord and its lenders, officers, agents, servants, and employees shall not be liable for (nor shall Rent abate as a result of) any direct or consequential damage (including damage claimed for actual or constructive eviction) either to person or property sustained by Tenant, its subtenants, assigns, officers, servants, employees, agents, invitees, or guests due to the Premises or any part thereof becoming out of repair, or due to the happening of any accident in or about said Premises, or due to any act or neglect of any tenant or occupant of said Building or of any other person. This provision shall apply particularly (but not exclusively) to damage caused by water, snow, frost, steam, sewage, gas, electricity, sewer gas, or odors or by the bursting, leaking, or dripping of pipes, faucets, and plumbing fixtures, and shall apply without distinction as to the person whose act or neglect was responsible for the damage and whether the damage was due to any of the causes specifically enumerated above or to some other cause of an entirely different kind. Tenant further agrees that all of Tenant’s Improvements, trade fixtures, equipment, and all other Personal Property in the Premises shall be at the risk of Tenant only, and that Landlord shall not be liable for any loss or damage thereto or theft thereof. Notwithstanding the foregoing, Landlord shall not hereby be exculpated from any liability arising solely from Landlord’s, Landlord Parties’, and/or Landlord’s agents’ gross negligence or intentional misconduct.

ARTICLE XVIII.

Waiver of Notice

Except as otherwise provided pursuant to the terms and provisions of this Lease, Tenant hereby expressly waives the service of: (a) any notice of intention to terminate this Lease or to re-enter the Premises; (b) any demand for payment of Rent or for possession of the Premises; and (c) any other notice or demand prescribed by any Law.

ARTICLE XIX.

Notices

Any and all notices, requests, demands or other communications hereunder shall be deemed to have been duly given if in writing and if transmitted by hand delivery with receipt therefor, by e-mail delivery, by overnight courier, or by registered or certified mail, return receipt requested, first class postage prepaid addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof) (the date of such notice shall be the date of actual delivery to the recipient thereof):

To Landlord:	c/o NewLake Capital 549 W. Randolph, Suite 200 Chicago, IL Attn: Jarrett Annenberg Email: jannenberg@newlake.com

With a copy to:	Dickinson Wright PLLC 150 E. Gay Street Suite 2400 Columbus, OH 43215 Attn: Scot C. Crow Email: SCrow@dickinsonwright.com Email: CFerguson@dickinsonwright.com

To Tenant:	Columbia Care 321 Billerica Rd Chelmsford, MA 01824 Attn: Lars Boesgaard Email: lboesgaard@col-care.com

With a copy to:	Weil Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attn: W. Michael Bond Email: Michael.Bond@Weil.com

ARTICLE XX.

Brokers

20.1.    No Brokers. Tenant and Landlord each represent and warrant to the other that there are no brokers, agents, finders, or other parties with whom either party has dealt who are or may be entitled to any commission or fee with respect to this Lease or the Premises. Landlord and Tenant each agree to indemnify and hold the other and the other’s officers, directors, persons, agents, and representatives harmless from and against any and all liabilities, damages, claims, costs, fees, and expenses whatsoever (including, without limitation, reasonable attorneys’ fees and costs at all trial and appellate levels) resulting from any other broker, agent, or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this leasing transaction. The provisions of this Section shall survive the expiration or other termination of this Lease.

ARTICLE XXI.

Quiet Enjoyment

Landlord agrees that Tenant, on paying the Rent and other payments herein reserved and on keeping, observing, and performing all of the other terms, covenants, conditions, provisions, and agreements contained in this Lease on the part of Tenant to be kept, observed, and performed, shall, during the Term of this Lease, peaceably and quietly have, hold, and enjoy the Premises subject to the terms, covenants, conditions, provisions, and agreements hereof, free from hindrance by Landlord or any other person claiming by, through, or under Landlord.

ARTICLE XXII.

End of Term

22.1.    Holding Over. Any holding over by Tenant after the expiration or termination of this Lease, by lapse of time or otherwise, shall not operate to extend or renew this Lease except by the express mutual written agreement between Landlord and Tenant, and in the absence of such agreement, Tenant shall continue in possession as a month-to-month tenant only, except that the monthly Rent shall be increased to an amount calculated as follows: (a) for the first thirty (30) days of any holdover period, one hundred twenty-five percent (125%) of the monthly installment of Base Rent and Additional Rent paid in the month immediately preceding the expiration or termination of this Lease; (b) for the next thirty days of such holdover period, one hundred fifty percent (150%) of the monthly installment of Base Rent and Additional Rent paid in the month immediately preceding the expiration or termination of this Lease; and (c) thereafter, two hundred percent (200%) of the monthly installment of Base Rent and Additional Rent paid in the month immediately preceding the expiration or termination of this Lease. During any period of holding over by Tenant pursuant to this Section, if Landlord delivers written notice to Tenant of a bona fide offer from a Third Party to lease the Premises and Tenant fails to vacate the Premises within thirty (30) days of such notice, Landlord shall be entitled to indirect and consequential damages against Tenant, in addition to any other damages Landlord may be otherwise entitled to under the terms of this Lease and as otherwise provided by Law. Notwithstanding the foregoing, nothing in this Section 22.1 shall be deemed to give Tenant a right to possession of the Premises after the expiration or earlier termination of this Lease, nor shall it serve as a waiver of any Event of Default relating to Tenant’s failure to vacate the Premises.

ARTICLE XXIII.

Miscellaneous Provisions

23.1.    Governing Law; Venue.

23.1.1. The Laws of the State shall govern the validity, performance, and enforcement of this Lease. Tenant consents to personal jurisdiction and venue in the State. The courts of the State will have exclusive jurisdiction and Tenant hereby agrees to such exclusive jurisdiction.

23.1.2. Notwithstanding anything in this Lease to the contrary:

(i)    The parties hereto agree and acknowledge that no party makes, will make, or shall be deemed to make or have made any representation or warranty of any kind regarding the compliance of this Lease with any Federal Cannabis Laws; and

(ii)    No party hereto shall have any right of rescission or amendment arising out of or relating to any non-compliance with Federal Cannabis Laws unless such non-compliance also constitutes a violation of applicable state law as determined in accordance with the Act or by the Regulator, and no party shall seek to enforce the provisions hereof in federal court unless and until the parties have reasonably determined that the Act is fully compliant with Federal Cannabis Laws.

23.2.    Entire Agreement; Waivers. This Lease forms the entire agreement between Landlord and Tenant and no provision hereof shall be altered, waived, amended, or extended, except in a writing signed by both parties. Tenant affirms that, except as expressly set forth herein, neither Landlord nor any of its agents has made, nor has Tenant relied upon, any representation, warranty, or promise with respect to the Premises or any part thereof. Landlord shall not be considered to have waived any of the rights, covenants, or conditions of this Lease unless evidenced by its written waiver and the waiver of one default or right shall not constitute the waiver of any other. The acceptance of rent shall not be construed to be a waiver of any breach or condition of this Lease.

23.3.    Successors. The provisions of this Lease shall be binding upon and inure to the benefit of Landlord and Tenant, respectively, and their respective successors, assigns, heirs, executors, and administrators. Tenant agrees to become the tenant of Landlord’s successor in interest under the same terms and conditions of its tenancy hereunder.

23.4.    Partial Invalidity. If any clause or provision of this Lease is found to be illegal, invalid, or unenforceable under present or future laws, the remainder of this Lease shall not be affected thereby and there shall be added as part of this Lease a replacement clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and still be legal, valid, and enforceable.

23.5.    Relationship of the Parties. Landlord and Tenant agree that the relationship between them is that of landlord and tenant and that Landlord is leasing space to Tenant. It is not the intention of the parties, nor shall anything herein be constructed to constitute Landlord as a partner or joint venturer with Tenant, or as a “warehouseman” or a “bailee.”

23.6.    Headings. The headings as to the contents of particular paragraphs herein are intended only for convenience and are in no way to be constructed as a part of this Lease or as a limitation of the scope of the particular paragraphs to which they refer.

23.7.    Survival of Obligations. All obligations of Tenant or Landlord hereunder not fully performed as of the expiration or earlier termination of the Term of this Lease shall survive the expiration or earlier termination of the Term hereof.

23.8.    Independent Covenants. Tenant’s covenants to pay Rent and other sums due hereunder are independent of Landlord’s covenants hereunder and Tenant shall have no right to withhold any such payments on account of any alleged failure by Landlord to perform or comply with any of Landlord’s covenants.

23.9.    Limitation of Liability. Anything in the Lease to the contrary notwithstanding, any judgment obtained against Landlord in connection with this Lease or the subject matter hereof shall be limited solely to Landlord’s interest in the Premises and any proceeds from the sale thereof and shall be absolutely nonrecourse with respect to Landlord personally and all other assets of Landlord. Anything in this Lease to the contrary notwithstanding, the term “Landlord’’ shall be limited to mean and include only the then owner of the Premises, or tenant under any underlying or ground lease of the Premises, and not any predecessor owner or tenant.

23.10.    Authority.

23.10.1.    Tenant makes the following representations to Landlord, on which Landlord is entitled to rely in executing this Lease: (i) Tenant is a limited liability company duly organized and existing under the laws of the jurisdiction in which it was organized, and is qualified to do business in the State and has the power to enter into this Lease and the transactions contemplated hereby and to perform its obligations hereunder; (ii) by proper resolution the signatory hereto has been duly authorized to execute and deliver this Lease; and (iii) the execution, delivery, and performance of this Lease and the consummation of the transactions herein contemplated shall not conflict with or result in a violation or breach of, or default under Tenant’s organizational or governing documents, as amended, or any indenture, mortgage, note, security agreement, or other agreement or instrument to which Tenant is a party or by which it is bound or to which any of its properties is subject.

23.10.2.    Landlord makes the following representations to Tenant, on which Tenant is entitled to rely in executing this Lease: (i) Landlord is a limited liability company duly organized and existing under the laws of the jurisdiction in which it was organized, and has the power to enter into this Lease and the transactions contemplated hereby and to perform its obligations hereunder; (ii) by proper resolution the signatory hereto has been duly authorized to execute and deliver this Lease; and (iii) the execution, delivery, and performance of this Lease and the consummation of the transactions herein contemplated shall not conflict with or result in a violation or breach of, or default under Landlord’s organizational or governing documents, as amended, or any indenture, mortgage, note, security agreement, or other agreement or instrument to which Landlord is a party or by which it is bound or to which any of its properties is subject.

23.11.    Compliance with Laws. Tenant shall comply at its cost and expense with all Laws and with any direction or recommendation of any public officer or officers, pursuant to Law, or any reasonable request of any insurance company carrying any insurance on the Premises, and any insurance inspection or rating bureau which shall impose any duty upon Landlord or Tenant with respect to the Premises or the use or occupation thereof, and shall bear all costs of any kind or nature whatsoever occasioned by or necessary for compliance with the same, provided such costs or expenses arise from Tenant’s specific use of the Premises. If, during the Term of this Lease any Law requires that an alteration, repair, addition, or other change be made to the Premises, and such alteration, repair, addition, or other change is a result of Tenant’s specific use of the Premises, such work will be performed at Tenant’s expense.

23.12.    Waiver of Jury Trial. LANDLORD AND TENANT KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY EITHER PARTY AGAINST THE OTHER IN ANY MATTER ARISING OUT OF THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE.

23.13.    Landlord’s Lien Waiver. It is contemplated that certain Personal Property now or hereafter installed by Tenant in the Premises is or may be either leased by Tenant or purchased by Tenant from a lessor or conditional seller, or otherwise hypothecated to a Third Party. All of Tenant’s Personal Property, now or hereafter located upon the Premises and owned by Tenant or any Third Party, and regardless of the method in which such Personal Property is attached or affixed to the Premises, shall not be deemed a fixture of the real estate and shall be and remain the Personal Property of Tenant or such Third Party. All such Personal Property of Tenant or any Third Party is herein referred to collectively as “Tenant’s Equipment.” Tenant or any Third Party shall have the right to remove Tenant’s Equipment from the Premises from time to time; provided, however, that if such removal shall injure or damage the Premises, Tenant shall repair the damage and place the Premises in the same condition as it would have been if such equipment had not been installed. Landlord hereby waives its rights, statutory or otherwise, to any lien on Tenant’s Equipment. Landlord shall, upon request of Tenant or any Third Party, execute, or cause to be executed, a commercially reasonable waiver of landlord’s lien or mortgagee’s lien on any of Tenant’s Equipment.

23.14.    Counterparts. This Lease may be executed in any number of counterparts (including digital counterparts), each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument.

23.15.    Patriot Act. Tenant hereby represents and warrants to Landlord that Tenant: (i) is in compliance with the Office of Foreign Assets Control sanctions and regulations promulgated under the authority granted by the Trading with the Enemy Act, 12 U.S.C. § 95(a) et seq., and the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., as the same apply to it or its activities; (ii) is in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time (the “Patriot Act”) and all rules and regulations promulgated under the Patriot Act applicable to Tenant; and (iii) (A) is not now, nor has ever been, under investigation by any governmental authority for, nor has been charged with or convicted of a crime under 18 U.S.C. §§ 1956 or 1957 or any predicate offense thereunder; (B) has never been assessed a civil penalty under any anti-money laundering laws or predicate offenses thereunder; (C) has not had any of its funds seized, frozen, or forfeited in any action relating to any anti-money laundering laws or predicate offenses thereunder; (D) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is not promoting, facilitating, or otherwise furthering, intentionally or unintentionally, the transfer, deposit, or withdrawal of criminally derived property, or of money or monetary instruments which are (or which Tenant suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (E) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is in compliance with all laws and regulations applicable to its business for the prevention of money laundering and with anti-terrorism laws and regulations, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent such a party is required to develop such a program under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act. Neither Tenant nor any other person owning a direct or indirect, legal, or beneficial interest in Tenant is in violation of the Executive Order or the Patriot Act. Neither Tenant nor any of its respective constituents, investors (direct or indirect and whether or not holding a legal or beneficial interest) or affiliates, acting or benefiting, directly or indirectly, in any capacity in connection with Landlord and/or the Premises or this Agreement or any of the transactions contemplated hereby or thereby, is: (1) listed in the Annex to, or otherwise subject to the provisions of, that certain Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (the “Executive Order”); (2) named as a “specifically designated national (SDN)” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website (http://www.treas.gov.ofac/t11sdn.pdf) or at any replacement website or other replacement official publication of such list or that is named on any other governmental authority list issued post 9/11/01; (3) acting, directly or indirectly for terrorist organizations or narcotics traffickers, including those persons that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Financial Action Task Force on Money Laundering, U.S. Office of Foreign Assets Control, U.S. Securities and Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, all as may be amended or superseded from time to time; or (4) owned or controlled by, or acting for or on behalf of, any person described in clauses (1), (2), or (3) above (a “Prohibited Person”). None of the funds or other assets of the Tenant constitute property of, or are beneficially owned, directly or indirectly, by any person, entity, or government subject to trade restrictions under U.S. Law, including but not limited to: (x) the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq.; (y) The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq.; and (z) any Executive Orders or regulations promulgated thereunder, with the result that sale by Tenant or other Persons (whether directly or indirectly), is prohibited by Law (an “Embargoed Person”). No Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly); and none of the funds of Tenant have been derived from any unlawful activity with the result that an investment in Tenant (whether directly or indirectly) or sale by Tenant, is prohibited by Law or that execution, delivery, and performance of this Lease or any of the transactions or other documents contemplated hereby or thereby is in violation of Law.

23.16.    Cannabis Law Compliance. This Lease is subject to strict requirements for ongoing regulatory compliance by the parties hereto, including, without limitation, requirements that the parties take no action in violation of either the Act or the guidance or instruction of the Regulator. The parties acknowledge and understand that the Act and/or the requirements of the Regulator are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. If necessary or desirable to comply with the requirements of the Act and/or the Regulator, the parties hereby agree to (and to cause their respective affiliates and related parties and representatives to) use their respective commercially reasonable efforts to take all actions reasonably requested to ensure compliance with the Act and/or the Regulator, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the parties’ original intentions but are responsive to and compliant with the requirements of the Act and/or the Regulator. In furtherance, not limitation of the foregoing, the parties further agree to cooperate with the Regulator to promptly respond to any informational requests, supplemental disclosure requirements, or other correspondence from the Regulator and, to the extent permitted by the Regulator, keep all other parties hereto fully and promptly informed as to any such requests, requirements, or correspondence, including, but not limited to, delivering a copy of any correspondence received from the Regulator to the other party within three (3) business days of receipt. Notwithstanding anything in this Lease to the contrary, Tenant will not, without Landlord’s prior written consent, take any action (i) which would be commercially reasonably expected to materially affect the validity or applicability of the License to the Tenant and the Premises or (ii) affecting or attempting to affect the transfer or applicability of the License to any Person other than the Tenant or real property other than the Premises.

23.17.     Financial Statements; Disclosures. Tenant shall deliver or cause the following to be delivered to Landlord during the Term:

23.17.1.    If the Guarantor or its parent entity is not controlled by a public company, within forty-five (45) days after the end of each calendar quarter, unaudited quarterly consolidated financial statements of Tenant for such calendar quarter, certified by an officer of Tenant.

23.17.2.    If the Guarantor or its parent entity is not controlled by a public company, within one-hundred and twenty (120) days after the end of each calendar year, a certified copy of Tenant’s and each Guarantor’s audited year-end consolidated financial statements for the previous year. Tenant and each Guarantor represent and warrant that all financial statements, records and information furnished by Tenant and each Guarantor to Landlord in connection with this Lease are true, correct and complete in all respects.

23.17.3.    Within two (2) days of receipt by Tenant or its Affiliate, a copy of any notice from any governmental authority alleging or reporting that the Property, the Tenant and/or any Guarantor has failed to comply with any Laws.

23.17.4.    Within two (2) days of the date on which Tenant has knowledge of the same, written notice of any pending or threatened claim, demand or lawsuit affecting the Property, the Tenant and/or any Guarantor which could be reasonably expected to result in aggregate monetary obligations (including costs and expenses) of Tenant or any Guarantor in excess of One Hundred Thousand Dollars ($100,000.00) if ultimately adjudicated in favor of the party asserting such claim, demand or lawsuit.

23.17.5.    Notwithstanding anything in this Agreement to the contrary, upon Landlord’s request and at Landlord’s sole cost and expense, for the period beginning on the

Commencement Date and ending on the date that is three (3) years after the Commencement Date, Tenant shall make the financial records with respect to the Premises and Tenant’s operations at the Premises that are commercially reasonably necessary for Landlord (or its affiliate) to comply with the requirements of 17 C.F.R. § 210.3-14 (and any future amendment or replacement of such regulation) (collectively, the “Records”) available to Landlord and its auditors for inspection, copying and audit by Landlord’s designated accountants, at Landlord’s sole expense. Tenant understands and acknowledges that Landlord may be required to file audited financial statements related to the Premises with the Securities and Exchange Commission (the “SEC”) within seventy-one (71) days of the date Landlord makes its request for access to Tenant’s records under this Section and agrees to provide the Records and any requested commercially reasonable representations and certifications to the Landlord’s auditors, on a timely basis to facilitate Landlord’s timely submission of such audited financial statements. The Landlord shall use its commercially reasonable efforts to minimize any interference with the operations of the Tenant and its subsidiaries (as applicable) in connection with the exercise of Landlord’s rights under this Section. Notwithstanding the foregoing, in no event shall Tenant be required to disclose any information that would cause Tenant to violate any applicable law or regulation.

23.18.    Guaranty. On or before the Commencement Date, Tenant shall deliver a guaranty agreement executed by each Guarantor in the form attached hereto as Exhibit E.

23.19.    Rights of First Offer.

23.19.1.     Landlord’s First Offer Rights. Until the third (3rd) anniversary of the Commencement Date (but not thereafter) (“Right of First Offer Period”), Tenant will not sell nor will Tenant permit Guarantor or any Affiliate of Tenant or Guarantor (collectively with Tenant, the “Restricted Sellers”) to sell any Other Property to a Person not Affiliated with Tenant or Guarantor without first delivering written notice to Landlord (“Tenant’s ROFO Notice”) of Tenant’s desire and willingness to sell the Other Property. Upon receipt of Tenant’s ROFO Notice, Landlord shall have a right of first offer to purchase the Other Property as provided in this Section 22.19.1.    Landlord will have fifteen (15) days from the receipt of Tenant’s ROFO Notice in which to either (a) respond with an offer to purchase the Other Property, setting forth the purchase price and the terms and conditions upon which Landlord is willing to purchase the Other Property and (if applicable) lease the Other Property back to Tenant (“Landlord’s Offer”) or (b) notify Tenant in writing that Landlord does not wish to exercise its rights under this Section. If Landlord submits Landlord’s Offer within the fifteen (15) day period, the Restricted Seller that owns the Other Property and Landlord shall negotiate with each other for a period of forty-five (45) days thereafter in order to determine if Landlord and such Restricted Seller can agree on the principal terms of a transaction. If the parties fail to reach an agreement during such forty-five (45) day period, the Restricted Seller that owns the Other Property shall be deemed to have declined to accept Landlord’s Offer. If Landlord and the Restricted Seller that owns the relevant Other Property agree upon the principal terms of a sale-leaseback within such forty-five (45) day period, Landlord and the Restricted Seller that owns the Other Property will negotiate with each other to determine if definitive documents for a transaction can be agreed upon within sixty (60) days thereafter. If so, Landlord and the Restricted Seller that owns the Other Property will enter into such definitive documents. If Landlord and the Restricted Seller that owns the Other Property fail to enter into definitive documents for a sale-leaseback of the Other Property within such sixty (60) day period for any reason whatsoever, then the relevant Restricted Seller may solicit, market and sell and/or leaseback such Other Property on any terms whatsoever, provided the sale closes within 270 days after the date on which the Restricted Seller was permitted to go to market under the terms of this Section. If after the expiration of such 270-day period the Tenant does not close the sale of the Other Property to a Person not an Affiliate of Tenant or Guarantor, then Landlord’s right of first offer shall be reinstated with full force and effect and such right of first offer shall continue to subsist during the remaining Right of First Offer Period.

23.19.2.    Tenant’s First Offer Rights. During the Right of First Offer Period, Landlord will not sell the Premises without first delivering written notice to Tenant (“Landlord’s ROFO Notice”) of Landlord’s desire and willingness to sell the Premises to a third party. Upon receipt of Landlord’s ROFO Notice, Tenant shall have a right of first offer to purchase the Premises as provided in this Section 22.19.2. Tenant will have fifteen (15) days from the receipt of Landlord’s ROFO Notice in which to either (a) respond with an offer to purchase the Premises, setting forth the purchase price and the terms and conditions upon which Tenant is willing to purchase the Premises (“Tenant’s Offer”) or (b) notify Landlord in writing that Tenant does not wish to purchase the Premises. If Tenant submits Tenant’s Offer within the fifteen (15) day period, Landlord and Tenant shall negotiate with each other for a period of forty-five (45) days thereafter in order to determine if Landlord and Tenant can agree on the principal terms of a sale. If the parties fail to reach an agreement during such forty-five (45) day period, Landlord shall be deemed to have declined to accept Tenant’s Offer. If Landlord and Tenant agree upon the principal terms of a sale within such forty-five (45) day period, Landlord and Tenant will negotiate with each other to determine if definitive documents for a sale can be agreed upon within sixty (60) days thereafter. If so, Landlord and Tenant will enter into such definitive documents. If Landlord and Tenant fail to enter into definitive documents for a sale within such sixty (60) day period for any reason whatsoever, then Landlord may solicit, market and sell the Premises on any terms whatsoever, provided the sale closes within 270 days after the date on which Landlord was permitted to go to market under the terms of this Section. If after the expiration of such 270-day period the Landlord does not close the sale of the Premises to a Person not an Affiliate of Landlord, then Tenant’s right of first offer shall be reinstated with full force and effect and such right of first offer shall continue to subsist during the remaining Right of First Offer Period.

23.19.3.    Tenant’s Default. At any time when an uncured Event of Default Exists: (i) Tenant’s right of first offer shall not be exercisable and shall be deemed null and void and (ii) Landlord may freely sell the Premises without the obligation to offer Tenant the option to purchase the Premises under the terms of this Section.

23.20.    Abandonment Termination Right. If Tenant abandons the Premises, Landlord shall have the right to terminate this Lease upon thirty (30) days written notice to Tenant. In such event, this Lease shall terminate as if such date were the expiration date of the Lease. The termination right in this Section shall be in addition to any other rights or remedies available to Landlord pursuant to this Lease or applicable Laws.

23.21.    Restricted Area. During the time period starting on the Commencement Date and ending on the second anniversary of the Commencement Date, neither Landlord nor any Affiliate of Landlord will conduct any Speculative Activity in the Restricted Area.

23.22. Additional Lease Provisions. The terms and provisions of the Lease Terms Exhibit are explicitly incorporated into this Lease.

ARTICLE XXIV.

Renewal Lease Term

24.1.    Renewal Option. Tenant and any Permitted Transferee or other assignee to which Landlord has consented (but no sublessee of Tenant, even if Landlord has consented to such sublease, unless Landlord explicitly consents to the assignment of the Renewal Option rights of Tenant in connection with such sublease, which consent may be withheld in Landlord’s sole and absolute discretion), shall have the right to renew the Term of this Lease (“Renewal Option”) for three (3) additional terms of five (5) year(s) (each, a “Renewal Lease Term”), commencing on the day following the expiration of the Primary Lease Term or the first Renewal Lease Term, provided that each of the following occurs:

24.1.1.    Landlord receives notice of the exercise of the Renewal Option (“Renewal Notice”) during the Primary Lease Term or the first Renewal Lease Term, as applicable.

24.1.2.    No continuing and uncured Event of Default exists after the expiration of applicable notice and cure periods at the time that Tenant delivers its Renewal Notice, provided, however that if an uncured Event of Default exists on the date any Renewal Lease Term begins, Landlord shall have the right to terminate this Lease by delivering written notice to Tenant at any time prior to the date on which such Event of Default is cured.

24.2.    Rent Payable During the Renewal Lease Term. The Base Rent rate payable during each Renewal Lease Term shall be 2.5% greater than the Base Rent payable for the last month of the expiring Primary Lease Term or first Renewal Lease Term, as applicable, and shall increase by 2.5% on each anniversary of the first day of the applicable Renewal Lease Term during the applicable Renewal Lease Term.

24.3.    Renewal Amendment. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (“Lease Renewal Amendment”) to reflect the changes in the Base Rent, the Expiration Date, and other appropriate terms subject to Tenant’s reasonable approval. The renewal rights of Tenant hereunder may be exercised by a Permitted Transferee pursuant to a Permitted Transfer.

(Signatures on following page(s))

IN WITNESS WHEREOF, the parties hereto have executed this Lease to be effective as of Effective Date.

LANDLORD:

NLCP 156 LINCOLN MA, LLC,
a Massachusetts limited liability company

By:	NewLake Capital Partners Operating Partnership, LP
Its: Sole Member

By:	NEWLAKE CAPITAL PARTNERS OP GP, LLC
Its: General Partner

By:	NewLake Capital Partners, Inc.
Its: Sole Member

By:	/s/ Anthony Coniglio
Name: Anthony Coniglio
Title: CEO

TENANT:

PATRIOT CARE CORP.
a Massachusetts nonprofit corporation

By:
Name: Nicholas Vita
Title: President

By:
Name: Lars Boesgaard
Title: Treasurer

46

IN WITNESS WHEREOF, the parties hereto have executed this Lease to be effective as of Effective Date.

LANDLORD:

NLCP 156 LINCOLN MA, LLC,
a Massachusetts limited liability company

By: Partnership, LP NewLake Capital Partners Operating
Its: Sole Member

By: NEWLAKE CAPITAL PARTNERS OP GP, LLC
Its: General Partner

By: NewLake Capital Partners, Inc.
Its: Sole Member

By:
Name:	Anthony Coniglio
Title:	CEO

TENANT:

PATRIOT CARE CORP.
a Massachusetts nonprofit corporation

By:
Name:	Nicholas Vita
Title:	President

By:	/s/ Lars Boesgaard
Name:	Lars Boesgaard
Title:	Treasurer

46

IN WITNESS WHEREOF, the parties hereto have executed this Lease to be effective as of Effective Date.

LANDLORD:

NLCP 156 LINCOLN MA, LLC,
a Massachusetts limited liability company

By: NewLake Capital Partners Operating Partnership, LP
Its: Sole Member

By: NEWLAKE CAPITAL PARTNERS OP GP, LLC
Its: General Partner

By: NewLake Capital Partners, Inc.
Its: Sole Member

By:
Name:	Anthony Coniglio
Title:	CEO

TENANT:

PATRIOT CARE CORP.
a Massachusetts nonprofit corporation

By:	/s/ Nicholas Vita
Name:	Nicholas Vita
Title:	President

By:
Name:	Lars Boesgaard
Title:	Treasurer

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

Property Address: 156 Lincoln St., 170 Lincoln St., 159 Tanner St., 171 Tanner St., and 171.1 Tanner St., Lowell, MA

The certain parcel of land situate in Lowell in the County of Middlesex and said Commonwealth of Massachusetts, bounded and described as follows:

SOUTHEASTERLY by Tanner Street, one hundred sixty-one and 19/100 (161.19) feet;

SOUTHWESTERLY one hundred fifteen and 42/100 (115.42) feet;

SOUTHEASTERLY sixty-five (65) feet, by Lot C1;

SOUTHWESTERLY by Lincoln Street, eighty-six and 09/100 (86.09) feet;

NORTHWESTERLY forty-two and 09/100 (42.09) feet, and

SOUTHWESTERLY sixty-nine and 98/100 (69.98) feet, by Parcel 4-3-C;

NORTHWESTERLY by Parcel 4-8, one hundred twenty-four and 49/100 (124.49) feet; and

NORTHEASTERLY by Lot 4, two hundred seventy and 63/100 (270.63) feet.

Said land is shown as Lot three (3) on a plan hereinafter mentioned.

Also another certain parcel of land situate in said Lowell, bounded and described as follows:

SOUTHEASTERLY by Tanner Street, thirty two (32) feet;

SOUTHWESTERLY by Lot 3, two hundred seventy and 63/100 (270.63) feet.

NORTHWESTERLY by Parcel 4-18, thirty-two and 07/100 (32.07) feet; and

NORTHEASTERLY by Lot 5, two hundred seventy-two and 80/100 (272.80) feet.

Said land is shown as Lot four (4) on said plan.

Also another certain parcel of land situate in said Lowell, bounded and described as follows:

SOUTHEASTERLY by Tanner Street, one hundred twenty-seven and 75/100 (127.75) feet;

SOUTHWESTERLY by Lot 4, two hundred seventy-two and 80/100 (272.80) feet;

NORTHWESTERLY by Parcel 4-19, one hundred twenty-eight and 03/100 (128.03) feet; and

NORTHEASTERLY by Lot 6, two hundred eighty-one and 30/100 (281.30) feet.

Said land is shown as Lot five (5) on said plan.

All of said boundaries are determined by the Land Court to be located as shown on subdivision plan 7809-I, drawn Massachusetts Department of Public Works, E. J. McCarthy. Chief Engineer, Dated June 7, 1960, as approved by the Court, filed in the Land Registration Office, a copy of which is filed with said Registry District.

Also another certain parcel of land situate in said Lowell, bounded and described as follows:

SOUTHEASTERLY by Tanner Street, one hundred thirteen (113) feet;

SOUTHWESTERLY by Lincoln Street, one hundred twenty-five and (125) feet;

NORTHWESTERLY sixty-five (65) feet; and

NORTHEASTERLY one hundred fifteen and 42/100 (115.42) feet, by Lot C2.

Said land is shown as Lot C1 on said plan.

All of said boundaries are determined by the Land Court to be located as shown on subdivision plans 7809-D, drawn by Brooks, Jordan and Graves, Civil Eng’rs., dated Nov. 21, 1940, as approved by the Court, filed in the Land Registration Office, a copy of which is filed with said Registry District.

EXHIBIT B

DEPICTION OF THE PREMISES

See attached.

EXHIBIT C

Tenant Work Insurance Requirements

Tenant shall be responsible for requiring all of Tenant’s contractors (and their subcontractors) doing construction or renovation work to purchase and maintain the following types of insurance with limits of liability applicable to any such work that are no less than the limits of such parties’ existing policies and no less than the following limits or limits required by Law, whichever coverage is broader and greater:

1.	Commercial General Liability:

(a)	$2,000,000 General – aggregate – per project

(b)	$2,000,000 Products and Completed Operations – aggregate

(c)	$1,000,000 Personal and Advertising Injury – per occurrence

(d)	$1,000,000 Bodily Injury and Property Damage – per occurrence

(e)	$50,000 Damage to Premises – per occurrence

(f)	$5,000 Medical Expenses – per person

2.	Automobile Liability (including owned, non-owned and hired motor vehicles):

(a)	$1,000,000 Combined Single Limit – per accident

3.	Worker’s Compensation and Employer’s Liability:

(a)	State and Federal (as applicable): Statutory Limit

(b)	Employer’s Liability (without restriction to Worker’s Compensation coverage):

i.	$500,000 per occurrence for bodily injury by accident

ii.	$500,000 policy limit by disease

iii.	$500,000 per employee for bodily injury by disease

4.

Umbrella/Excess Liability: coverage at least as broad as the underlying Commercial General Liability, Automobile Liability and Employer’s Liability policies and in no event less than $3,000,000 per occurrence / aggregate.

The required insurance shall be in form and substance reasonably satisfactory to Landlord and shall provide all major divisions of coverage in conformance with the standard terms, conditions and coverages of the Insurance Service Office (ISO) and National Council on Compensation Insurance (NCCI) policies, forms and endorsements and the capitalized terms above shall have the meanings given by the ISO and NCCI.

To the full extent permitted by Law, the Tenant shall cause the Commercial General Liability, Automobile Liability and Umbrella/Excess Liability listed above to include (1) the Landlord as an additional insured for claims caused in whole or in part by the negligent acts or omissions of Tenant or Tenant’s contractors (and any subcontractors) during any Tenant Work and (2) the Landlord as an additional insured for claims caused in whole or in part by the negligent acts or omissions of Tenant or Tenant’s contractors (and any subcontractors) for which loss occurs during completed operations. The additional insured coverage shall be primary and non-contributory to any of

Landlord’s insurance policies and shall provide full coverage up to the monetary limits of the policies for both ongoing and completed operations. The Tenant shall require each of Tenant’s contractors’ subcontractors to obtain the same endorsements on their policies in favor of the Landlord.

The Tenant shall obtain a waiver of subrogation endorsement to each insurance policy required by this Exhibit C, including Worker’s Compensation and Employer’s Liability, which waives the insurer’s right to subrogate a claim against the Owner. The Contractor shall require each of the Subcontractors to obtain the same endorsements on the Subcontractor’s policies in favor of the Owner.

At Landlord’s request, the Tenant shall provide certificates of insurance in the general form of ACORD 25-S supplemented with one or more other forms acceptable to Landlord evidencing compliance with the requirements in this Exhibit C.

EXHIBIT D

LEASE TERMS EXHIBIT

Location (for reference purposes only): The Lowell-Lincoln Property

This Lease Terms Exhibit (this “Exhibit”) is attached to the Lease by and between the Landlord and the Tenant as defined in this Exhibit. Terms capitalized but not otherwise defined in this Exhibit have the meanings given in the Lease. Landlord and Tenant agree as follows:

1.    Supplemental Definitions. The terms defined below have the following meanings whenever used in the Lease:

(a)    “Act” means Chapter 334 of the Act of 2016 of Massachusetts and Massachusetts General Laws Chapter 94G, together with all related rules and regulations promulgated thereunder and any amendment or replacement act, rules or regulations.

(b)    “Base Rent” means an amount calculated as follows:

Month of Term	Annual Base Rent	Monthly Base Rent
12/23/2019-12/23/2020	$770,645.14	$64,220.43
12/24/2020-12/23/2021	$789,911.27	$65,825.94
12/24/2021-12/23/2022	$809,659.05	$67,471.59
12/24/2022-12/23/2023	$829,900.53	$69,158.38
12/24/2023-12/23/2024	$850,648.04	$70,887.34
12/24/2024-12/23/2025	$871,914.24	$72,659.52
12/24/2025-12/23/2026	$893,712.10	$74,476.01
12/24/2026-12/23/2027	$916,054.90	$76,337.91
12/24/2027-12/23/2028	$938,956.27	$78,246.36
12/24/2028-12/23/2029	$962,430.18	$80,202.51
12/24/2028-12/23/2030	$986,490.93	$82,207.58
12/24/2030-12/23/2031	$1,011,153.21	$84,262.77
12/24/2031-12/23/2032	$1,036,432.04	$86,369.34
12/24/2032-12/23/2033	$1,062,342.84	$88,528.57
12/24/2033-12/23/2034	$1,088,901.41	$90,741.78

An additional component of Base Rent will be an amount equal to a percentage of the total amount of the Tenant Improvement Allowance disbursed by Landlord from time to time, calculated and paid as follows (the “TIA Rent”):

Tenant Improvement Allowance Disbursed	TIA Rent
$0 - $5,288,501.00	11.25%
$5,288,501.00 - $5,552,926.05	16.00%

The TIA Rent shall be calculated and paid on the first day of each calendar month during the Term. On each such date until the TIA Rent is incorporated into the Base Rent as provided below, Tenant shall pay Landlord one twelfth (1/12) of the TIA Rent calculated based on the total Tenant Improvement Allowance disbursed by Landlord as of each such date. For example, if on the first day of the third calendar month during the Term a total of $1,000,000 of the Tenant Improvement Allowance has been disbursed to Tenant, on such date the Tenant must pay Landlord a TIA Rent payment of $9,375 [($1,000,000 x 11.25%) / 12].

Effective as of the first day of the Thirteenth (13th) calendar month of the Primary Lease Term, the TIA Rent that would otherwise be due and payable on such date shall be incorporated into the Base Rent schedule above and Landlord and Tenant shall execute an amendment to this Lease in a form reasonably acceptable to both parties evidencing the same and amending the Base Rent schedule accordingly (the “First Base Rent Adjustment”). The TIA Rent after the First Base Rent Adjustment shall be calculated by multiplying (a) the rate in the TIA calculation chart above that is applicable to the total aggregate amount of Tenant Improvement Allowance disbursed as of any date of payment of such TIA Rent and (b) the aggregate amount of Tenant Improvement Allowance disbursed after the First Base Rent Adjustment. Thereafter, Landlord and Tenant agree to enter into subsequent amendments to this Lease (each to be effective as of the first day of a calendar month) as reasonably requested in writing by Landlord incorporating all TIA Rent that would otherwise be due and payable on such date into the Base Rent schedule above.

(c)    “Expiration Date” means December 23, 2034, subject to renewal by exercise of the Renewal Option, or such earlier date on which the Term ends pursuant to any of the terms, covenants or conditions of this Lease or pursuant to Law.

(d)    “Landlord” means NLCP 156 LINCOLN MA, LLC, a Massachusetts limited liability company.

(e)    “License” means collectively, the Marijuana Cultivator License for Patriot Care Corp located at 170 Lincoln Street Lowell, MA 01852, issued by the Cannabis Control Commission, and any future amendments, replacements or supplemental governmental approvals issued for the use of the Premises for the Permitted Use.

(f)    “Regulator” means the Massachusetts Cannabis Control Commission, together with any successor or regulator with overlapping jurisdiction.

(g)    “Restricted Area” means the geographic area within a one (1) mile radius of the Premises.

(h)    “Security Deposit” means $256,881.72.

(i)    “Tenant” means PATRIOT CARE CORP., a Massachusetts nonprofit corporation, together with any successor to the original Tenant pursuant to a Permitted Transfer.

(j)    “Tenant Improvement Allowance” means up to $5,552,926.05.

2.    Additional Lease Provisions.

(a)     Tenant Improvement Allowance. Pursuant to the terms of Exhibit F attached hereto and made a part hereof, Landlord shall provide a construction allowance to Tenant in an amount equal to, but not exceeding, the Tenant Improvement Allowance for the reimbursement of the cost of Tenant Work for the construction of Tenant Improvements. Tenant shall have until the Tenant Improvement Allowance Deadline to request disbursement of the Tenant Improvement Allowance. Tenant shall not request more than one (1) disbursement of the Tenant Improvement Allowance per calendar month. Notwithstanding anything in this Lease to the contrary Landlord shall have no obligation to disburse any portion of the Tenant Improvement Allowance if (a) an uncured Event of Default exists or (b) Tenant has failed to comply with all requirements of Exhibit F. Any equipment or machinery, the cost of which is reimbursed by disbursement of any Tenant Improvement Allowance, shall become the property of Landlord on the Expiration Date or the date of any earlier termination of the Term unless, whether or not such equipment or machinery is affixed to the Premises unless Landlord delivers written notice to Tenant of its intent not to take ownership of all or any portion of such equipment or machinery, in which case Tenant shall cause the same to be removed from the Premises, at Tenant’s sole cost and expense.

EXHIBIT E

GUARANTY AGREEMENT

See attached.

GUARANTY OF LEASE

THIS GUARANTY OF LEASE (this “Guaranty”) is made, effective as of                      (the “Effective Date”), for valuable consideration by COLUMBIA CARE INC., a corporation organized under the laws of British Columbia, Canada, having an address for notice purposes at                      (“Guarantor”), in favor of                     , a                      (“Landlord”), in connection with the Lease Agreement dated                      (the “Lease”), by and between Landlord and                     , a                      (“Tenant”), pursuant to which Landlord leases to Tenant the Premises, as defined in the Lease. Capitalized terms used in this Guaranty without definition shall have the meanings assigned to such terms in the Lease, unless the context expressly requires otherwise.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt, sufficiency and validity of which is hereby acknowledged, Guarantor does hereby agree as follows:

1.    Guarantor does hereby absolutely, unconditionally and irrevocably guarantee and promise to Landlord the due, punctual and full performance by Tenant of each and all of the agreements, covenants, obligations, liabilities and promises of Tenant to be performed under the Lease and the truth and accuracy of each and all of the representations and warranties of Tenant contained in the Lease including, without limitation, the payment of Rent and any and all other sums payable thereunder, as well as all damages resulting from the Tenant committing an Event of Default, including all sums payable upon the termination of the Lease as a result of any such Event of Default. This Guaranty is an absolute, primary, and continuing, guaranty of payment and performance (not collection) and is independent of Tenant’s obligations under the Lease. For the avoidance of doubt, no limitation of liability or restriction on survival of claims contained in the Agreement of Purchase and Sale dated [                    ], executed by                      , as seller, and                     , as purchaser (the “Purchase Agreement”), shall operate to limit the liability of Guarantor pursuant to this Guaranty or restrict Landlord’s right to bring claims pursuant to this Guaranty.

2.    Guarantor does hereby agree that, without the consent of or notice to Guarantor and without affecting any of the obligations of Guarantor hereunder: (a) any term, covenant or condition of the Lease may be amended, compromised, released, waived (in writing or otherwise) or otherwise altered by Landlord and Tenant, and Guarantor does guarantee and promise to perform all the obligations of Tenant under the Lease as so amended, compromised, released or altered; (b) any guarantor of or party to the Lease may be released, substituted or added; (c) any right or remedy under the Lease, this Guaranty or any other instrument or agreement in connection with the Lease or Guaranty may be exercised, not exercised, impaired, modified, limited, destroyed, or suspended; (d) Landlord or any other Person may deal in any manner with Tenant, any guarantor, any party to the Lease or any other Person; and (e) all or any part of the premises or of Tenant’s rights or liabilities under the Lease may be sublet, assigned or assumed. Guarantor represents and warrants that (i) Guarantor is an Affiliate of Tenant and (ii) Guarantor expects to receive substantial benefits from Tenant’s financial success. Guarantor acknowledges and agrees that Landlord would not have entered into the Lease with Tenant without having received this Guaranty executed by Guarantor as an inducement to Landlord.

3.    Guarantor hereby waives and agrees not to assert or take advantage of: (a) any right to require Landlord to proceed against Tenant or any other Person or to pursue any other remedy before proceeding against Guarantor; (b) the defense of any statute of limitations in any action under or related to this Guaranty or the Lease; (c) any right or defense that may arise by reason of the incapacity, lack of authority, death or disability of Tenant or any other Person; (d) any right or defense arising by reason of the absence, impairment, modification, limitation, destruction or cessation (in bankruptcy, by an election or remedies, or otherwise) of the liability of Tenant, of the subrogation rights of Guarantor or of the right of Guarantor to proceed against Tenant for reimbursement; and (e) the benefits of any statutory provision or procedural rule limiting the liability of a surety.

4.    Guarantor hereby waives and agrees not to assert or take advantage of any right or defense based on the absence of any or all presentments, demands (including demands for performance), notices (including notices of adverse change in the financial status of Tenant or other facts which increases the risk to Guarantor, notices of non-performance and notices of acceptance of this Guaranty) and protests of each every kind.

5.    Guarantor does hereby agree that if claim is ever made upon Landlord because of Tenant for repayment or recovery of any amount or amounts received by Landlord from Tenant in payment or on account of the amounts hereby guaranteed and Landlord repays all or part of such amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction or (b) any settlement or compromise of any such claim effected by Landlord with any such third-party claimant, then in such event Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Guarantor, notwithstanding the expiration or termination of the Lease or other instrument evidencing any of the amounts hereby guaranteed and Guarantor shall be and remain liable hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Landlord.

6.    Guarantor does hereby agree that for Landlord’s benefit and the benefit of Tenant and to the fullest extent permitted by law, Guarantor irrevocably and unconditionally waives any and all rights of subrogation, reimbursement, indemnification, contribution, or similar rights against Tenant or its assets (arising by contract or by law or otherwise) as a consequence of this Guaranty, including, without limitation, the payment or performance of any obligations hereby guaranteed, and further agrees that Guarantor will not assert any such right of subrogation, reimbursement, indemnification, contribution or similar right until all obligations of Tenant under the Lease have been satisfied and discharged in full. It is agreed that Landlord’s rights under this Section 6 are such that the remedy at law for breach thereof would be inadequate, and that Landlord shall be entitled to specific performance and enforcement thereof, including, without limitation, the imposition of a restraining order or injunction. Nothing in this Section 6 shall diminish or relieve any obligations or liabilities of Tenant to Landlord. Landlord and its respective successors and assigns are intended third party beneficiaries of the waivers and agreements made in this Section 6 and Landlord’s rights under this Section 6 shall survive the expiration or termination of the Lease.

7.    The liability of Guarantor and all rights, powers and remedies of Landlord hereunder and the liability and obligations of Tenant and all rights, powers and remedies of Landlord under the Lease and under this Guaranty shall be in addition to all rights, powers and remedies given to Landlord by law. Guarantor agrees that Landlord shall have the right to require the performance by Guarantor of each and every one of its obligations hereunder, and to sue for damages and other relief at law and in equity (including specific performance) for breach of any such obligations without first seeking or taking any action against Tenant.

8.    This Guaranty applies to, inures to the benefit of and binds all parties hereto, their heirs, devisees, legatees, executors, administrators, representatives, successors and assigns (including any purchaser at judicial foreclosure or trustee’s sale or a holder of a deed in lieu thereof). This Guaranty may be assigned by Landlord voluntarily or by operation of law without reducing or modifying the liability of Guarantor hereunder. Guarantor’s obligations under this Guaranty shall not be assigned or delegated, but this Guaranty shall pass to and be fully binding upon any successors, heirs, assigns and/or trustees of Guarantor.

9.    This Guaranty shall constitute the entire agreement between Guarantor and Landlord with respect to the Guarantor’s guaranty of performance of all of Tenant’s obligations under the Lease. This Guaranty is unconditional. No unsatisfied condition exists to the full effectiveness and enforceability of this Guaranty. No provision of this Guaranty (including this Section 9) or right of Landlord hereunder may be waived nor may any Guarantor be released from any obligation hereunder except by a writing duly executed by Landlord. Landlord’s consent to, or approval of, any act by Guarantor requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary the need to obtain Landlord’s written consent to or approval of any subsequent similar act by Guarantor. No course of prior dealings between Landlord and Guarantor or their respective officers, employees, agents or Affiliates shall be relevant or admissible to supplement, explain or vary any of the express terms of this Guaranty. This Guaranty may not be modified in any respect except by an instrument signed in writing by Landlord and Guarantor. Any course of conduct between Landlord and Guarantor shall not constitute an amendment of this Guaranty.

10.    If more than one Person signs this Guaranty, each such Person shall be deemed a Guarantor and the obligation of all such Guarantors shall be joint and several. If Guarantor shall be a Person, the constituent owners of which are, by virtue of state or federal law, subject to personal liability, the liability of each such constituent owner shall be joint and several.

11.    If any provision of this Guaranty shall be determined to be void by any court of competent jurisdiction, then such determination shall not affect any other provision of this Guaranty and all such other provisions shall remain in full force and effect. It is the intention of Landlord and Guarantor that if any provision of this Guaranty is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

12.    The waiver or failure to enforce any provision of this Guaranty shall not operate as a waiver of any other breach of such provision or any other provisions hereof.

13.    If Landlord or Guarantor files a suit against the other which is in any way connected with this Guaranty, the unsuccessful party shall pay to the prevailing party a sum for reasonable attorneys’ fees, costs and disbursements, including the fees, taxable and non-taxable costs and disbursements of consultants, professionals, paralegals, whether at trial, appeal and/or in bankruptcy court, all of which will be deemed to have accrued on the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment. To the full extent permitted by law, such fees, costs and disbursements will be based upon the actual and reasonable fees, costs and disbursements incurred and not by reference to the amount in controversy. In addition, in the event either party shall hire an attorney as a result of a breach by the other party of any term, covenant or provision of this Guaranty, in addition to paying any amounts outstanding and/or performing any obligation remaining to be performed, in order to fully cure such breach or default, the party in breach or default shall reimburse the other party for the reasonable attorneys’ fees, taxable and non-taxable costs and disbursements including the fees and disbursements of consultants, professionals and paralegals incurred by the non-breaching party in enforcing the other party’s obligations, whether or not a legal action is commenced, including the costs of preparing and presenting default notices, demand letters and similar non-judicial enforcement activities.

14.    The laws of the State shall govern the validity, performance and enforcement of this Guaranty, without regard to any conflict of law principles to the contrary. The proper place of venue to enforce this Guaranty will be the county or district in which the Premises is located. In any legal proceeding regarding this Guaranty, including enforcement of any judgments, Guarantor irrevocably and unconditionally (a) submits to the jurisdiction of the courts of law in the county or district in which the Premises is located; (b) accepts the venue of such courts and waives and agrees not to plead any objection thereto; and (c) agrees that (i) service of process may be effected at the address specified herein, or at such other address of which Landlord has been properly notified in writing, and (ii) nothing herein will affect Landlord’s right to effect service of process in any other manner permitted by applicable law.

15.    Although this Guaranty was drafted by Landlord, this Guaranty is the product of due negotiation between Landlord and Guarantor, both of whom have been represented by (or have had the opportunity to be represented by) capable legal counsel and Guarantor has carefully read this Guaranty and understands the meaning and effects of its terms. As such, this Guaranty shall not be construed either for or against Landlord or Guarantor, but this Guaranty shall be interpreted in accordance with the plain meaning of the language contained in this Guaranty. In this regard, when used in this Guaranty, the word “include” shall be deemed to include the words “without limitation” and the use of the singular shall be deemed to include the plural and vice versa. Guarantor has had a full and adequate opportunity to review the Lease, the transaction contemplated by the Lease, Tenant’s financial condition, Tenant’s ability to pay and perform the obligations of Tenant under the Lease and all facts related to the Lease. Guarantor shall at all times keep itself fully informed on all such matters. Landlord has no duty, at any time, to disclose to Guarantor any information about any such matters. If Landlord, in its sole discretion, determines to provide to Guarantor any such information, such determination shall not obligate Landlord to provide to Guarantor any further or additional information.

16.    Guarantor represents and warrants to Landlord that each Person signing this Guaranty on behalf of Guarantor is authorized to do so and that this Guaranty is binding upon the Guarantor in accordance with its terms. If more than one (1) Person has executed this Guaranty as Guarantor, each Guarantor has unconditionally delivered this Guaranty to Landlord. Any other Person’s failure to sign (or remain obligated under) this Guaranty does not diminish or discharge the liability of any Guarantor. The liability of each Guarantor is not conditioned on the liability or performance of any other Person. Such liability exists, regardless of the liability of any other Person, whether a Guarantor is jointly and severally liable for the entire obligation or for only part. Landlord’s release of any one (1) Guarantor does not diminish or impair the liability of any other Guarantor.

17.    In the event Tenant shall become insolvent or shall be adjudicated a bankrupt, or shall file a petition for reorganization, arrangement or other relief under any present or future provisions of the United States Bankruptcy Code, or if such a petition be filed by creditors of Tenant, or if Tenant shall seek a judicial readjustment of the rights of its creditors under any present or future Law, or if a receiver of all or part of Tenant’s property or assets is appointed by the any state or federal court, no such proceeding or action taken therein shall modify, diminish, or in any way affect the liability of Guarantor under this Guaranty, and the liability of Guarantor with respect to the Lease shall be of the same scope as if Guarantor had itself executed the lease as the named Tenant therein, and no “rejection” and/or “termination” of the Lease in any of the proceedings referred to in this Section 17 shall be effective to release and/or terminate the continuing liability of Guarantor to Landlord under this Guaranty.

18.    WAIVER OF RIGHT TO JURY TRIAL. IF AND TO THE FULL EXTENT PERMITTED BY LAW, LANDLORD AND GUARANTOR EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CONTRACT OR TORT CLAIM, COUNTERCLAIM, CROSS-COMPLAINT OR CAUSE OF ACTION IN ANY ACTION, PROCEEDING OR HEARING BROUGHT BY EITHER LANDLORD OR GUARANTOR AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED TO THIS GUARANTY, THE RELATIONSHIP OF LANDLORD AND GUARANTOR OR TENANT’S USE OR OCCUPANCY OF THE PREMISES, INCLUDING ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAW.

19.    Guarantor shall, within ten (10) business days after receipt of Landlord’s request to do so (“First Notice Period”) and provided Landlord also sends such request to Tenant, deliver to Landlord a certificate, in a form and substance reasonably satisfactory to Landlord, confirming that (a) this Guaranty remains in full force and effect and has not been waived, discharged or released; and, (b) Guarantor has no defenses or offsets against its obligations to Landlord under this Guaranty (or stating any exceptions to the foregoing statements). If Guarantor fails to deliver such certificate to Landlord prior to the expiration of the First Notice Period, Landlord may deliver to Guarantor and Tenant a second request for Guarantor to deliver such certificate within five (5) business days after Tenant’s receipt of Landlord’s second request (“Second Notice Period”). The failure by Guarantor to deliver the certificate to Landlord prior to the expiration of the Second Notice Period shall constitute a material breach and default by Guarantor of this Guaranty and shall constitute an Event of Default under the Lease.

20.    Guarantor shall automatically be released from its obligations hereunder upon the satisfaction of all obligations of Tenant under the Lease.

(Signatures on following page(s))

This Guaranty is executed by Guarantor to be effective as of the Effective Date.

GUARANTOR: COLUMBIA CARE INC., a British Columbia corporation

By:
Name:	Michael Abbott
Title:	Chairman

EXHIBIT F

Tenant Improvements Exhibit

This Exhibit F sets forth the respective obligations of, and the procedures to be followed by, Landlord and Tenant in the construction of the Tenant Improvements, including, without limitation, the requirements for the design and construction of the Tenant Improvements and the procedure for application for disbursement of the Tenant Improvement Allowance for payment of design and construction costs. This Exhibit F is incorporated into and made a part of the Lease and any capitalized terms not otherwise defined in this Exhibit F shall have the meanings given in the Lease.

1.    Tenant’s Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. All contracts related to the Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Tenant Improvements to Landlord without restriction.

2.    Schedule. The schedule for design and development of the Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a reasonable schedule for the completion of the Tenant Improvements to be prepared by Tenant (the “Schedule”). As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. The Schedule shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed in writing by the parties, or as provided in this Exhibit F.

3.    General Requirements. All Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense and in accordance with the Approved Plans, the Lease and this Exhibit F. All material and equipment furnished by Tenant or its contractors for construction of the Tenant Improvements shall be new or “like new” and the Tenant Improvements shall be performed in a first-class, workmanlike manner. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Tenant Improvements.

4.    Preliminary Plans. Tenant shall prepare and submit to Landlord for approval schematics of the Tenant Improvements prepared in conformity with the applicable provisions of this Exhibit F (the “Preliminary Plans”). The Preliminary Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Preliminary Plans whether Landlord approves or objects to the Preliminary Plans and of Landlord’s specific objections to the Preliminary Plans (if any). Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Preliminary Plans, then Tenant shall revise the Preliminary Plans to remedy Landlord’s objections. Tenant shall then resubmit the revised Preliminary Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord’s approval of or objection to any revised Preliminary Plans and Tenant’s correction of the same shall continue as provided above for the original Preliminary Plans until Landlord has approved the Preliminary Plans in writing. The Preliminary Plans that are approved by Landlord without objection shall be referred to as the “Approved Preliminary Plans.”

5.    Working Drawings. Tenant shall prepare final construction drawings and specifications for the Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Preliminary Plans and (b) incorporate any Changes. As soon as such final construction drawings and specifications (“Working Drawings”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. All such Working Drawings shall be submitted by Tenant to Landlord in electronic .pdf, CAD and full-size hard copy formats, and shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If the Working Drawings are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Working Drawings, and the parties shall confer and negotiate in good faith to reach agreement on the Working Drawings. Promptly after the Working Drawings are approved by Landlord and Tenant, two (2) copies of such Working Drawings shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Working Drawings to all appropriate governmental authorities for approval. Tenant’s architect, engineer or contractor must verify at the job site all dimensions, locations of structural members and any other physical conditions affecting Tenant’s construction drawings and assure full compliance with all governing codes, ordinances and regulations of authorities having jurisdiction. It is Tenant’s exclusive responsibility to determine and fulfill any and all design requirements of Landlord or that are necessary to obtain required permits and a Certificate of Occupancy from all applicable governmental authorities. The Working Drawings so approved, and all change orders approved by Landlord, are referred to as the “Approved Plans.”

6.    Changes Requests. Any material changes to the Approved Plans (each, a “Change”) requested by Tenant shall be subject to the prior written approval of Landlord, not to be unreasonably withheld, conditioned or delayed. Any such Change request shall detail the nature and extent of any requested Changes, including any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. In the event that Landlord fails to respond to any Change request within five (5) business days of receipt, such Change shall be deemed approved.

7.    Performance and Compliance. Tenant, at its sole cost and expense, shall perform and complete the Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Lease and this Exhibit F and (c) in accordance with all Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers and any governmental authority having jurisdiction over the Premises.

8.    Completion. The Tenant Improvements shall be deemed completed at such time as Tenant shall have delivered to Landlord all of the following: (a) evidence reasonably satisfactory to Landlord that (i) all Tenant Improvements have been completed and paid for in full (which shall be evidenced by Tenant’s architect’s certificate of completion and Tenant’s general contractor’s and each of its subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with Laws, and a certificate of substantial completion in the form of AIA document G704, executed by Tenant’s architect and Tenant’s general contractor, together with a statutory notice of substantial completion from Tenant’s general contractor), (ii) all Tenant Improvements have been accepted by Landlord, (iii) any liens related to the Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to the Tenant Improvements are outstanding, (b) all certifications and approvals with respect to the Tenant Improvements that may be required from any governmental authority for the use and occupancy of the Premises (including a certificate of occupancy for the Premises for the Permitted Use), (c) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (d) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises has been performed in accordance with the Approved Plans, (e) complete “as built” drawing print sets, project specifications and shop drawings and electronic CAD files on disc (showing the Tenant Improvements as an overlay on the “as built” plans for work performed by Tenant’s architect and engineers in relation to the Tenant Improvements, (f) a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems (which report Landlord may hire a licensed, qualified commissioning agent to peer review, and whose reasonable recommendations Tenant’s commissioning agent shall perform and incorporate into a revised report) and (g) such other materials as Landlord reasonably requests.

9.    Insurance. At all times during the performance of any Tenant Work relating to any Tenant Improvements and ending only upon deemed completion of the Tenant Improvements as provided in Section 8 of this Exhibit F, Tenant shall maintain or cause to be maintained the insurance on Exhibit C.

10.    Indemnification. For the avoidance of doubt, Tenant’s indemnification obligations under Section 12.4 of the Lease shall apply to any claims arising from or in any way related to any work performed by Tenant or its agents pursuant to this Exhibit F.

11.    Application of Tenant Improvement Allowance. Landlord shall contribute the Tenant Improvement Allowance only toward the following costs and expenses incurred in connection with the performance of the Tenant Improvements: (a) construction costs, including costs of commissioning and constructing mechanical, electrical and plumbing systems; (b) Landlord’s reasonable and actual out of pocket costs incurred in connection with its review of any materials submitted for its approval pursuant to this Exhibit F (all of such costs shall be included in Operating Expenses); (c) the cost of site plan, architectural, engineering and related services performed for the Tenant by third party consultants that are not Affiliates of Tenant; (d) costs of obtaining building permits and paying any related taxes, fees, charges or levies imposed by any governmental authorities in connection with such permits; (e) costs of labor, materials, equipment and fixtures. If the entire Tenant Improvement Allowance is not applied toward or reserved for the costs of the Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the Tenant Improvement Allowance. Notwithstanding anything in this Exhibit F or the Lease to the contrary, Landlord shall have no obligation to contribute more than ten percent (10%) of the Tenant Improvement Allowance toward the payment of Soft Costs. “Soft Costs” shall mean all general overhead costs, administrative, architectural, engineering, and other design fees as well as legal and accounting fees and the cost of any equipment that will not become a fixture, provided that HVAC and lighting equipment will not be included in this definition.

12.    Tenant Improvements Budget. Notwithstanding anything in the Lease or this Exhibit F to the contrary, Landlord shall not have any obligation to expend any portion of the Tenant Improvement Allowance until Landlord and Tenant shall have approved in writing the budget for the Tenant Improvements (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Tenant Improvements as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Tenant Improvements that exceed the amount of the Tenant Improvement Allowance. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Tenant Improvements that is proposed by Tenant that is in compliance with Section 9.5 of the Lease.

13.    Disbursement Requests. Subject to the limitations of Section 9.5 of the Lease, when Tenant submits to Landlord (a) a statement setting forth the total amount of the TI Allowance requested (a “Disbursement Request”), (b) a summary of the Tenant Improvements performed using AIA standard form G 702 executed by Tenant’s general contractor and by Tenant’s architect, (c) invoices from Tenant’s general contractor, Tenant’s architect, and any subcontractors, material suppliers and other parties in the amount of the Tenant Improvement Allowance requested by Tenant for reimbursement and (d) unconditional lien releases from Tenant’s general contractor and each subcontractor and material supplier with respect to all payments made by Tenant for the Tenant Improvements in a form acceptable to Landlord and complying with Laws, then Landlord shall, within fifteen (15) days following receipt by Landlord of the items listed in (a), (b), (c) and (d) above, pay to Tenant the amount of the Tenant Improvement Allowance requested.

14.    Landlord Approvals. Notwithstanding anything in this Exhibit F to the contrary, Landlord shall not be deemed to have approved any materials submitted by Tenant unless and until such materials have been sent by Tenant to the email address provided by Landlord for delivery of such materials, with a subject line containing the text “LANDLORD APPROVAL REQUIRED”.